QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(1)(A)

        Offer to Purchase for Cash

     All Outstanding Shares

of

PERDIGÃO S.A.

by

SADIA S.A.

at R$27.88 Per Share

        The offer will expire at 5:00 p.m., New York City time, on August 31, 2006, unless extended. Upon the terms and subject to the conditions in this offer to purchase, Sadia will purchase the shares in an auction to be held on BOVESPA's electronic system. To tender shares in the offer you must participate in the auction, which requires that you register to do so no later than 5:00 p.m., New York City time, on the last business day prior to the date of the auction. The auction is expected to be held on the business day immediately following the 35th day following the date of announcement by Sadia of a Registration Commencement Notice, which shall be announced by press release after the disclosure by Perdigão's management of the Valuation Report required by Perdigão's bylaws (which is required to be disclosed by August 31, 2006). Withdrawal rights shall expire immediately prior to the start of the auction. Sadia intends to extend the offer until the last business day prior to the date of the auction.

        Persons that hold American Depositary Shares, or "ADSs" (as evidenced by American Depositary Receipts), representing shares of Perdigão may participate in the tender offer by surrendering their ADSs, withdrawing the underlying shares from the ADS program and participating directly in the tender offer like other holders of shares. Each ADS represents two shares of Perdigão.

        The tender offer is conditioned on a majority of all outstanding shares of Perdigão being tendered and certain other conditions. See Section 5.2 of the Notice of Tender Offer contained in Schedule 1 to this offer to purchase.

        Questions or requests for assistance may be directed to D.F. King & Co., Inc., the "Information Agent" for this offer, at the address and telephone number set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from the Information Agent.

        This offering document is intended solely for holders of Perdigão shares and holders of ADSs representing Perdigão shares who are residents of the United States of America. Separate offering materials in Portuguese are being made available to holders of Perdigão shares who are not residents of the United States.

The Information Agent for the Offer is:

July 18, 2006

i

SUMMARY TERM SHEET

        This summary term sheet highlights selected information from this offer to purchase and may not contain all of the information that is important to you. To better understand Sadia's offer to you and for a complete description of the legal terms of the tender offer, you should read this entire offer to purchase carefully. Questions or requests for assistance may be directed to the Information Agent set forth on the back cover of this offer to purchase.

  •
  The Offer:    We are offering to purchase all outstanding Perdião shares at a price of R$27.88 per share in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase. The offer price is to be paid on the third business day after the date of the auction. We are required to adjust the offer price in accordance with regulations of the Securities and Exchange Commission of Brazil, or "CVM," and intend to do so by reference to the Wide National Consumer Price Index as published by the Brazilian Geography and Statistics Institute. See Sections 2 and 4.6 of the Notice of Tender Offer.

  •
  Conditions:    The offer is conditioned upon the tender of a majority of the outstanding shares. The offer is not conditioned upon the receipt of any financing. However, our obligation to consummate the purchase of shares in the tender offer is subject to the terms and conditions set forth in this offer to purchase, including the conditions set forth in Section 5.2 of the Notice of Tender Offer.

  •
  Term of the Offer:    The offer will remain open for at least 20 business days from the date we issue the Registration Commencement Notice, which shall occur after the disclosure by Perdigão's management of the Valuation Report required by Perdigão's by bylaws. This disclosure is required to occur by August 31, 2006. The Valuation Report is a report of Perdigão's economic value prepared in accordance with Perdigão's bylaws. See Section 4—"Certain Information About Perdigão" and Section 2.3 of the Notice of Tender Offer.

  •
  Auction.    We will purchase the shares in an auction to be held on the electronic system of the São Paulo Stock Exchange, known as the BOVESPA. The auction shall be held at the BOVESPA on the business day immediately following the 35th day from the announcement by us of the Registration Commencement Notice. The auction is to occur no later than October 24, 2006.

  •
  Registration:    To participate in the offer, you must register for the offer with ABN AMRO Real Corretora de Cãmbio e Valores S.A. or another BOVESPA-authorized brokerage firm no later than 5:00 p.m., New York City time, on the last business day prior to the date of the auction, which time and date is referred to as the "Share Registration Deadline." You may not register for the offer prior to the issuance of the Registration Commencement Notice. The tender offer will expire on the Share Registration Deadline. The brokerage firm will sell the registered holder's shares on behalf of the registered holder in the auction. See Section 2—"Tender Procedures."

  •
  Tender Procedures:

      For Holders of ADS:

      In order to participate in the tender, an ADS holder must obtain the shares underlying its ADSs, transfer those shares to an account at the Brazilian clearing and settlement agency, or the "CBLC," and have a Brazilian broker tender the shares in the auction. In order to obtain the underlying shares, the ADS holder must surrender its ADSs to The Bank of New York and withdraw the underlying shares from the ADS program. Sadia is not able to estimate how long it will take The Bank of New York to process the withdrawal request and recommends contacting The Bank of New York directly. Shareholders are advised to act well in advance to ensure adequate time to tender. See Section 2—"Tender Procedures."

      We will attempt to arrange with The Bank of New York or others a procedure that is more favorable to holders of ADSs, but there can be no assurances that we will be successful in establishing such a procedure.

      For Holders of Shares:

      If you hold shares of Perdião directly you must, no later than the Share Registration Deadline, (1) register with ABN AMRO Real Corretora de Cãmbio e Valores S.A. or any other BOVESPA- authorized brokerage firm in such a way that the brokerage firm may represent you in the auction and (2) ask the broker to tender your shares in the auction on your behalf. It is the shareholder's responsibility to contact a broker sufficiently in advance of the Share Registration Deadline to ensure that the broker can follow the brokerage firm procedures described in Section 2—"Tender Procedures" before the Share Registration Deadline.

  •
  Withdrawal:    For a withdrawal to be effective, the broker who has been instructed to tender your shares in the auction must withdraw the order to tender those shares from the account of the Brazilian Clearing and Depository Corporation, or "CBLC," maintained for the tender offer prior to the start of the auction. If a shareholder wishes to withdraw the tender of its shares, it is the responsibility of the shareholder to ensure that the broker who has been instructed to tender its shares receives instructions to withdraw the tender of those shares before that time. See Section 3—"Withdrawal Rights."

  •
  Board Recommendation:    Perdigão's board of directors has not made any recommendation concerning the offer.

  •
  Merger:    Following the purchase of a majority of the outstanding shares in the offer, we intend to seek to consummate a merger of shares with Perdigão in which each remaining Perdigão share would be exchanged for our shares at an exchange ratio to be determined at that time. See Section 7—"Merger; Certain Events Within One Year After the Auction."

  •
  Notice of Tender Offer:    The Notice of Tender Offer is an English translation of the Portuguese document filed in Brazil (Edital) to set the terms for the offer. It is included in this offer to purchase because it is the primary legal document governing the offer and because it contains important information. The Notice of Tender Offer is set forth in Schedule 1 to this offer to purchase.

  •
  Exchange Rate:    On July 17, 2006, the noon buying rate as reported by the Federal Reserve Bank of New York was R$2.2117 per US$1.

For your convenience, please find additional detail on the tender offer below in a question and answer format, including additional detail on the procedures for tendering your shares.

Who is offering to purchase my shares?	Sadia S.A., a corporation organized under the laws of the Federative Republic of Brazil, is offering to purchase your shares. See Section 5—"Certain Information About Sadia."
Why is Sadia offering to purchase my shares?
We are undertaking this tender offer to purchase up to 100%, but at least a majority, of Perdigão's shares, including those represented by ADSs, as a step towards obtaining control of, and ultimately the entire equity interest in, Perdigão. See Sections 1.1 and 5.2.7 of the Notice of Tender Offer.
What will the purchase price for the shares be?
We are offering to pay R$27.88 per share. Upon the terms and subject to the conditions of the tender offer, we will pay this purchase price in cash without interest. See Section 2 of the Notice of Tender Offer.

The purchase price is to be paid on the third business day after the date of the auction. We intend to adjust the price by reference to the Wide National Consumer Price Index as published by the Brazilian Geography and Statistics. See Sections 2.4 and 4.6 of the Notice of Tender Offer.
How many shares will Sadia purchase?	We are offering to purchase all of the outstanding shares of Perdigão.
Does Sadia have the financial resources to make payment?
Yes. We intend to pay for the shares we purchase in the tender offer through a combination of available cash and borrowings. The tender offer is not subject to receipt of financing. See Section 9—"Source and Amount of Funds."
May ADS holders participate in the tender offer, and how may they do so?
Yes. ADS holders may participate in the tender offer. However, an ADS holder must first obtain the shares of Perdigão underlying its ADSs. To do so, ADS holders must surrender their ADSs to The Bank of New York, as depositary under Perdigão's ADS program, and withdraw the underlying shares from the ADS program. The holder may then participate in the offer directly following the procedure for tendering shares. See "How do I tender my shares" below and Section 2—"Tender Procedures."

The Bank of New York may charge a fee of up to US$5.00 per hundred ADSs or portion thereof surrendered, and will require ADS holders to pay any taxes or governmental charges payable in connection with withdrawal of the shares.

Are there any conditions to the tender offer?
Yes. Our obligation to consummate the purchase of shares in the tender offer is subject to the terms and conditions set forth in this offer to purchase, including there being validly tendered a number of shares which represents a majority of the outstanding shares. The offer is not conditioned on financing. See Section 5.2 of the Notice of Tender Offer.
Is the tender offer being made to all holders of Perdigão shares?
Yes. The tender offer is open to all holders of Perdigão shares. However, this offering document is intended solely for holders of Perdigão shares and holders of ADSs representing Perdigão shares who are residents of the United States. A Portuguese version of the Notice of Tender Offer is being made available to holders of Perdigão shares who are not residents of the United States through publication in Brazil, as required under Brazilian law.
Will the offer be followed by a merger?
Following the purchase of a majority of the outstanding shares in the offer, we intend to seek to implement a merger of shares in which the remaining Perdigão shares would be exchanged for our shares in an exchange ratio to be determined at that time. See Section 7—"Merger; Certain Events Within One Year After the Auction."
After the tender offer, will Perdigão continue as a public company?
If the merger of shares takes place, Perdigão may no longer be a public company. Even if the merger of shares does not take place, following the tender offer there may be so few remaining shareholders and publicly held shares of Perdigão that the shares will no longer be eligible to be traded on a securities exchange, there may not be a public trading market for the shares and Perdigão may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. Section 10—"Effects of the Tender Offer on the Market for Shares and ADSs."
How long do I have to decide whether to tender my shares in the tender offer?
To participate in the tender offer, you must register for the tender offer no later than 5:00 p.m., New York City time, on the last business day prior to the date of the auction, which is the Share Registration Deadline. To register to participate in the tender offer, you must follow the instructions set forth in Section 2—"Tender Procedures."

How do I tender my shares?
If you hold Perdigão ADSs and you wish to participate in the tender offer, you should first follow the instructions set forth above under "May ADS holders participate in the tender offer, and how may they do so?"

If you hold shares directly you must, no later than the Share Registration Deadline, (1) register with ABN AMRO Real Corretora de Cãmbio e Valores S.A. or any other BOVESPA- authorized broker firm in such as way that the brokerage firm may represent you in the auction and (2) ask the broker to tender your shares in the auction on your behalf. It is the shareholder's responsibility to contact a broker sufficiently in advance of the Share Registration Deadline to ensure that the broker can follow the brokerage firm procedures described in Section 2—"Tender Procedures." You cannot, however, register for the offer prior to the issuance of the Registration Commencement Notice.

A beneficial owner of shares or ADSs registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to tender shares. See Section 2—"Tender Procedures."
Until what time may I withdraw my tendered shares, and how do I do so?
For a withdrawal to be effective, the broker who has been instructed to tender shares in the auction described in Section 2—"Tender Procedures," must withdraw those shares prior to the start of the auction. Any tender of shares will be irrevocable after that time. In order to withdraw from the tender offer, shareholders should follow the instructions set forth in Section 3—"Withdrawal Rights."
What does the board of directors of Perdigão think of the tender offer?
Perdigão's Board of Directors has not approved this offer or otherwise commented on it as of the date of this offer to purchase. Based on available information, we believe that the offer qualifies for a "Tier II" exemption, but not a "Tier I" exemption, for purposes of U.S. securities laws. Under the U.S. rules that apply to such offers, within 10 business days after the date of this offer to purchase Perdigão is required to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

What will happen to the shares not tendered in the tender offer?
If the offer is successful, we expect to conclude a merger of shares transaction in which all Perdigão shares will be exchanged for our shares. If this proposed merger of shares takes place, shareholders who do not tender their shares in the offer will receive our shares in exchange for their Perdigão shares. Based on the July 13, 2006 Bradesco valuation report described in Section 4—"Certain Information About Perdigão," we believe that the value of the shares exchanged in the merger of shares may be less than the price paid in the offer. If, however, the offer is consummated and the merger of shares does not take place, the number of shareholders and shares of Perdigão that are still in the hands of the public may be so small that there may no longer be an active or liquid public trading market (or, possibly, any public trading market) for shares of Perdigão, which may affect prices at which shares trade. Also, as described above, Perdigão may cease making filings with the Securities and Exchange Commission or being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 7—"Merger; Certain Events Within One Year After the Auction" and Section 10—"Effects of the Tender Offer on the Market for Shares and ADSs."
When will Sadia pay for the shares in the tender offer?
The shares that we purchase in the tender offer will be purchased through an auction on the BOVESPA that is scheduled to occur on the business day after the Share Registration Deadline. We will pay for shares accepted in the tender offer on the third Brazilian business day after the auction in accordance with the rules established by CBLC. See Section 2—"Tender Procedures" and Sections 4.1 and 4.6 of the Notice of Tender Offer.
Will I have to pay fees or brokerage commissions if I tender my shares?
We and tendering shareholders are each responsible for our respective costs of brokerage, BOVESPA, CBLC clearing and other similar fees in connection with the offer. Brokers that tender shares on your behalf in the auction will most likely charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply.

If you are an ADS holder who elects to surrender your ADSs, withdraw the underlying shares from the ADS program and participate directly in the tender offer like other holders of shares, you will pay (1) a fee of US$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs you surrender and (2) any fee or commission charged by your broker. Because the purchase price will be paid in reais, you will be responsible for converting the proceeds you receive into U.S. dollars if you wish to do so, and you must pay the expenses for converting reais to U.S. dollars. See Section 2—"Tender Procedures".

What are the U.S. federal income and Brazilian tax consequences if I tender my shares?
Generally, when you receive cash in exchange for the shares you tender, you will recognize gain or loss measured by the difference between the amount received and your tax basis in the tendered shares. See Section 8—"Certain Tax Consequences."
Will there be a subsequent offering period?	No. We do not intend to provide a subsequent offering period.
What is the market value of my shares as of a recent date?
On July 14, 2006, the last trading day prior to the announcement of the offer, the reported closing price of the shares on the BOVESPA was R$23.00 and the reported closing price of the ADSs on the New York Stock Exchange, or "NYSE," was US$20.25. Each ADS represents two shares. See Section 4—"Certain Information About Perdigão."
Who may I speak with if I have questions about the offer?	You may contact the Information Agent for information regarding this offer to purchase:
D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 Call Toll Free in the U.S.: 1-888-567-1626 Banks and Brokers Call: 1-212-269-5550

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Sadia has made forward-looking statements in this offer to purchase that are subject to risks and uncertainties. Forward-looking statements may be identified by words such as "believes," "expects," "anticipates," "projects," "intends," "should," "seeks," "estimates," "future" or similar expressions. These statements reflect Sadia's current expectations. They are subject to a number of risks and uncertainties, including but not limited to changes in the industries in which Sadia and Perdigão operate and local economic conditions. In light of the many risks and uncertainties surrounding this marketplace, you should understand that Sadia can not assure you that the forward-looking statements contained in this offer to purchase will be realized. You are cautioned not to put undue reliance on any forward-looking information. Additional factors that may affect future results are contained in Perdigão's and Sadia's filings with the Securities and Exchange Commission, or "SEC," which are available at the SEC's web site, www.sec.gov, and with Brazilian authorities. See Section 13—"Where You Can Find More Information."

To the Holders of Shares of Perdigão and American Depositary Shares Representing Shares of Perdigão:

1.     Introduction

        We are offering to purchase, at a price of R$27.88 net in cash per share, without interest, all of the outstanding shares of Perdigão on the terms and subject to the conditions specified in this offer to purchase. The price is subject to adjustment by reference to the Wide National Consumer Price Index as published by the Brazilian Geography and Statistics Institute as more fully described in Section 2.4 of the Notice of Tender Offer.

        The offer is conditioned on, among other things, the tender of a majority of the outstanding Perdigão shares, or the "minimum tender condition." The offer is also subject to certain other conditions described in Section 5.2 of the Notice of Tender Offer.

2.     Tender Procedures

        Acceptance for Payment and Payment.    The shares purchased in the offer will be purchased through an auction on the BOVESPA. The auction is currently scheduled to occur on the business day immediately following the 35th day from Sadia's disclosure of the Registration Commencement Notice, which shall be announced by press release after the disclosure by Perdigão's management of the Valuation Report required by Perdigão's bylaws (which is required to be disclosed within 45 days after July 17, 2006, or August 31, 2006). Brokers acting on behalf of shareholders that wish to tender their shares must present sales orders on behalf of tendering shareholders by 5:00 p.m., New York City time, on the last business day prior to the date of the auction, which date and time is the Share Registration Deadline, through the BOVESPA's Mega Bolsa electronic trading system using a code to be announced in the Registration Commencement Notice. All shares purchased by Sadia in the offer will be acquired through buy orders at the prices set forth in this offer to purchase presented by ABN AMRO Real Corretora de Cámbio e Valores Mobiliários S.A., as broker for Sadia.

        Under Article 13 of Instruction No. 361, dated March 5, 2002, of the Brazilian Securities Commission, a third party is permitted to commence a competing offer for the shares subject to this offer, so long as the competing offeror offers a price at least five percent greater than the price offered in this offer to purchase and the offer complies with other provisions of applicable Brazilian law, including the publication of offering materials in Brazil. In such an event, the auction may be postponed or shareholders may be required to take such additional actions to participate in the offer as may be announced by Sadia. A third party is only permitted to commence a competing offer if such offer is launched for at least a majority of the outstanding shares of Perdigão. In the event of such a competing offer, Sadia may, in its sole discretion, but subject to Brazilian law and regulations and the Securities and Exchange Act of 1934, or the "Exchange Act," and the rules and regulations thereunder (including without limitation, Rule 14e-1 as set forth in "General" below in this Section 2), submit a higher counteroffer for the shares sought by the competing offeror. In the event that the date of the auction is extended or Sadia otherwise modifies the terms of the offer, Sadia will make an announcement of that fact. See Section 4.3 of the Notice of Tender Offer.

        Sadia will pay for shares accepted in the offer on the third Brazilian business day following the auction in accordance with the rules established by CBLC for net settlement. The price is subject to adjustment by reference to the Wide National Consumer Price Index as published by the Brazilian Geography and Statistics Institute as more fully described in Section 2.4 of the Notice of Tender Offer. For information on the offer price as adjusted, please contact the Information Agent. Under no circumstances will interest on the purchase price be paid by Sadia regardless of any delay in making that payment.

        Procedures for Accepting the Offer and Tendering Shares.    To tender shares in the tender offer, including shares underlying ADSs, a shareholder or ADS holder must register for the tender offer no later than the Share Registration Deadline. The steps the shareholder or ADS holder must follow in order to register differ according to whether it holds ADSs representing shares or whether it holds shares directly. In either case, we recommend that shareholders and ADS holders contact their broker, representative, custodian or other nominee, or the Information Agent, for additional information with respect to registration and related requirements.

        Holders of ADSs Representing Perdigão Shares.    Sadia intends to seek to make arrangements with the depositary for Perdigão's ADS program or others that will permit ADS holders to tender Perdigão ADSs in the tender offer or otherwise provide for a simplified tender procedure. In the event that Sadia is unable to make such arrangements, and until those arrangements are in place, the only way for ADS holders to tender into the tender offer will be to cancel their ADSs, withdraw the underlying shares and arrange for those shares to be tendered into the tender offer in Brazil. Sadia cannot assure ADS holders that it will be able to make any arrangements for tender of ADSs.

        An ADS holder may surrender its ADSs, withdraw the underlying shares from the ADS program and participate directly in the tender offer like other holders of shares. If a holder of ADSs wishes to participate directly in the tender offer in this manner, that ADS holder must first:

  •
  surrender to The Bank of New York, as depositary under Perdigão's ADS program, at 101 Barclay Street, New York, New York 10286, the ADSs that represent shares that it wishes to tender;

  •
  pay a fee to the depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered; and

  •
  pay any taxes or governmental charges payable in connection with its withdrawal of the shares from the ADS program.

        If an ADS holder surrenders ADSs and receives the underlying shares, the shares so received will be registered at the CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00 of the National Monetary Council. See "Holders of Perdigão Shares" below in this Section 2 for more information on obtaining a foreign investor registration.

        After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689/00, the holder must make arrangements for that representative to tender the shares on its behalf in the same manner as any other direct holder of shares whose shares are registered at CBLC. The Brazilian representative must follow all the steps described below in this Section 2 under "Holders of Perdigão Shares." The holder will need to take these steps in sufficient time to allow its Brazilian representative to register for the tender offer on its behalf no later than the Share Registration Deadline.

        Withdrawal of the shares underlying the ADSs from the ADS program requires payment of the ADS cancellation fee described above to the depositary. In addition, upon the redeposit of shares into Perdigão's ADS program, an additional fee of up to U.S.$5.00 per 100 ADSs or portion thereof will be payable to the depositary.

        Holders of Perdigão Shares.    A holder of shares must, reasonably in advance of the Share Registration Deadline, either personally or by means of a duly appointed proxy, contact any broker authorized to conduct trades on the BOVESPA, present the requisite documentation and ask the broker to tender its shares in the auction on its behalf. To tender a holder's shares, the holder's broker must, no later than the Share Registration Deadline, transfer the shares to an account at CBLC, which will be included in the Registration Commencement Notice and will be an account opened in the name of every shareholder and maintained by CBLC for the purpose of the tender offer. Shareholders must pay any fee or commission charged by their broker.

        There are two methods of holding shares: through CBLC and through Banco Itau, Perdigão's transfer agent, or custodian for book-entry shares. CBLC is the custodian for shares that are traded on the São Paulo Stock Exchange, and settlement of the tender offer will occur through the facilities of CBLC. Shareholders that have invested in Perdigão shares under Resolution No. 2,689/00 of the National Monetary Council, for example, hold their shares through CBLC. These shareholders should ask their Brazilian representatives for purposes of Resolution No. 2,689/00 to contact such a broker on their behalf.

        Holders of shares through Banco Itau should ask the broker they contact to request the transfer of their shares to the custody of CBLC in order to enable the broker to tender the shares on their behalf. Before it will accept an order to transfer shares to a broker, Banco Itau will generally check the personal information for that holder in its records against the personal information the holder has provided to the broker to make sure they are the same. If there are inconsistencies between the records, Banco Itau will not transfer the shares. It is the responsibility of any shareholder through Banco Itau to ensure that the information it provides to its broker is accurate. It is also the shareholder's responsibility to contact a broker sufficiently in advance of the Share Registration Deadline to ensure that Banco Itau can transfer the shareholder's shares to the custody of CBLC for deposit in the account specified above before the Share Registration Deadline.

        Any holder that does not know whether it holds its shares through CBLC or Banco Itau should ask its custodian, representative, broker or other nominee. In addition, any holder that has invested directly in shares in Brazil other than through Resolution 2,689/00 of the National Monetary Council should consult its custodian, representative, broker, lawyer or other professional advisor without delay regarding the steps it would need to follow in order to participate in the tender offer. Such a holder may need to change the form of its investment under applicable Brazilian laws and regulations to participate in the tender offer, and Sadia cannot guarantee whether the holder would be able to make that change in time to participate in the tender offer.

        Shares deposited in the CBLC account specified above may not be traded until the date of settlement of the tender offer, which is three Brazilian business days after the auction. If the shareholder wishes to trade shares that have been transferred to the CBLC account specified above, the shareholder must first withdraw those shares from the tender offer.

        In order to register for the tender offer, shareholders who have not invested in Perdigão shares under Resolution No. 2689/00 should consult their brokers, custodian, representative or other nominee, or the Information Agent for information in order to do so.

        It is the shareholder's responsibility to contact a broker sufficiently in advance of the Share Registration Deadline to ensure that the broker can follow the brokerage firm procedures.

        General.    Questions or requests for assistance may be directed to the Information Agent set forth on the back cover of this offer to purchase, or to a shareholder's or ADS holder's broker, custodian, nominee or other representative. Additional copies of this offer to purchase may be obtained from the Information Agent.

        All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Sadia in its sole discretion, which determination shall be final and binding on all parties. Sadia reserves the absolute right to reject any and all tenders determined by it not to be in proper form. Sadia also reserves the absolute right to waive any defect or irregularity in the tender of any shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither Sadia nor any of its affiliates or assigns or other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Sadia's interpretation of the terms of the tender offer will be final and binding.

        We reserve the right to transfer to one or more of our subsidiaries or affiliates our rights under the offer, but will retain our obligations under the offer in any event. See Section 11.2 of the Notice of Tender Offer.

        The tender of shares pursuant to any of the procedures described in this offer to purchase will constitute the tendering shareholder's acceptance of the terms of the tender offer, as well as the tendering shareholder's representation and warranty to Sadia that:

  •
  the shareholder has the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares or other securities issued or issuable in respect of those shares); and

  •
  when the shares are accepted for payment by Sadia, Sadia will acquire good and unencumbered title to the shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        If we make a material change in the terms of the offer, or if we waive a material condition to the offer, we will extend the offer and disseminate additional offer materials to the extent required by the applicable provisions of Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the U.S. Securities Exchange Act of 1934. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the view of the Securities and Exchange Commission, or "SEC", an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Share Registration Deadline, we decrease the number of shares being sought, or increase or decrease the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of shares, we will extend the offer at least until the expiration of that period of ten business days. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        If prior to the Share Registration Deadline we increase the price offered to holders of shares in the offer, then we will pay the increase to all holders of shares that we purchase in the offer, whether or not the shares were tendered before the increase in price.

3.     Withdrawal Rights

        Shareholders or ADS holders that have registered for the offer may withdraw from the offer, but they may do so only as described in this section. For a withdrawal to be effective, the broker who has been instructed to tender shares in the auction described in Section 2—"Tender Procedures," must withdraw those shares from the CBLC account maintained for the offer prior to the start of the auction. Any tender of shares will be irrevocable after that time. If a shareholder wishes to withdraw the tender of its shares, it is the responsibility of the shareholder to ensure that the broker who has been instructed to tender its shares receives instructions to withdraw the tender of those shares before that time. In order to withdraw from the tender offer, shareholders and ADS holders should follow the instructions below.

        To withdraw, the shareholder or its representative in Brazil must contact the broker that it has instructed to tender shares on its behalf in sufficient time to enable the broker to withdraw its shares from the CBLC account maintained for the tender offer, and must provide any documentation required by the broker.

        In addition, unless the shares have been accepted in the auction, shareholders that have tendered shares may withdraw those shares at any time after September 14, 2006 by communicating their request to withdraw their shares in the manner described above.

        Even if Sadia extends the offer, is delayed in accepting shares for payment pursuant to the offer for any reason or is unable to accept shares for payment pursuant to the offer for any reason, elections to tender may be withdrawn only as described in this section. Any such delay will be by an extension of the offer to the extent required by law.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Sadia, in its sole discretion, whose determination will be final and binding. Neither Sadia nor any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of tendered shares may not be rescinded. Any shares properly withdrawn will thereafter be deemed not to have been tendered for purposes of the offer. However, holders of shares that have properly withdrawn tendered shares may re-register those shares for the offer at any time before the Share Registration Deadline by following the procedures described in Section 2—"Tender Procedures."

4.     Certain Information About Perdigão

        General.    The name of the corporation whose shares we are seeking in the offer is Perdigão. The address of Perdigão's principal executive offices is 760 Av. Escola Politécnica, Jaguaré 05350-901, São Paulo, SP, Brazil, and its telephone number is (5511) 3718-5301. Please refer to Section 6 of the Notice of Tender Offer for additional information about Perdigão. Please also see Section 13—"Where You Can Find More Information."

        Shares Sought in the Offer.    Based on Perdigão's Form 20-F for the period ended December 31, 2005 filed with the SEC on June 30, 2006, as of April 12, 2006 the total number of shares, no par value per share, of Perdigão was 133,957,152 (including shares underlying ADSs). Accordingly, the tender of at least 66,978,577 shares will be required to satisfy the minimum tender condition. According to that filing, the principal market on which the shares of Perdigão are traded is the Novo Mercado of the BOVESPA, where they are listed under the ticker symbol "PRGA3." ADSs representing shares of Perdigão are traded on the NYSE under the ticker symbol "PDA." Each ADS represents two shares of Perdigão.

        The following table sets forth, for the calendar quarters indicated, the low and high sales prices for the shares and the ADSs for the last two years:

	Shares		ADSs
	Low	High	Low	High
	(reais)		(U.S. dollars)
2004
3rd Quarter	10.15	16.50	6.63	11.48
4th Quarter	14.13	19.33	9.78	14.73
2005
1st Quarter	17.14	19.90	12.64	15.68
2nd Quarter	14.20	18.50	11.39	15.70
3rd Quarter	17.90	25.86	14.83	23.25
4th Quarter	19.30	27.00	17.10	24.00
2006
1st Quarter	20.83	32.33	19.45	28.60
2nd Quarter	18.20	25.75	15.20	24.00
3rd Quarter (through July 17, 2006)	20.35	27.40	18.60	24.75

Source: BOVESPA, New York Stock Exchange (through Bloomberg).

        On July 14, 2006, the last trading day prior to the announcement of the offer, the closing price of Perdigão shares on the BOVESPA was R$23.00 per share, and the closing price of the ADSs on the NYSE was US$20.25 per ADS. On July 17, 2006, the last trading day prior to the date of this offer to purchase, the closing price of the Perdigão shares on the BOVESPA was R$27.05 per share, and the closing price of the ADSs on the NYSE was US$24.50 per ADS. The tender offer offers holders of Perdigão shares the opportunity to sell shares at a 35% premium over the volume weighted average prices of shares of that class on the BOVESPA over the 30 trading days prior to July 14, 2006, the last trading day prior to the date of the announcement of the tender offer. Each ADS represents two shares. Please refer to Section 6.6 of the Notice of Tender Offer.

        On July 13, 2006, Banco Bradesco S.A., a financial institution retained by us, delivered a valuation report to us that, as of the date of the report and based on publicly available information and, subject to various factors, assumptions and limitations described therein, concluded the economic value of the Perdigão shares using the discounted cash flow method is between R$25.28 and R$27.25 per share. The full text of the report, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, has been filed as an exhibit to Sadia's Tender Offer Statement on Schedule TO. See Section 13—"Where You Can Find More Information" and Section 2.3.1 of the Notice of Tender Offer.

5.     Certain Information About Sadia

        General.    The address of Sadia's principal executive offices is Rua Fortunato Ferraz, 365, Vila Anastácio, São Paulo, SP 05093-901, Brazil, and its telephone number is (5511) 2113 3888. Please refer to Section 7 of the Notice of Tender Offer for additional information about Sadia. Please also see Section 13—"Where You Can Find More Information."

        Sadia's Shareholder Agreement.    Members of the family of our founder, Mr. Attilio Fontana, established a shareholders' agreement in May 1977, which was subsequently amended in May 2005 when it was extended until May 2010. The agreement strives to regulate the relationship between the family groups regarding the purchase and sale of shares between themselves and with third parties as well as to establish principles and rules for the exercise of block voting rights, investment policy and remuneration of capital. The agreement is reviewed every five years. Any family member who wishes to dispose of his or her shareholding must provide a right of first refusal to all parties to the shareholders' agreement.

        As of December 2005, there were 47 parties to the shareholders' agreement. These parties collectively own 53.2% of our voting shares. A list of these parties is contained in Schedule 3 to this offer to purchase.

        Sadia's Directors and Executive Officers.    The name, business address and business telephone number of the directors and executive officers of Sadia are set forth in Schedule 2 to this offer to purchase.

        Interests of Directors, Executive Officers and Certain Controlling Persons; Transactions and Arrangements Concerning Shares. Neither we, nor, to our knowledge, any of the persons identified on Schedule 2 of this offer to purchase, or any of our associates or majority-owned subsidiaries, owns, beneficially or of record any shares or other securities of Perdigão, or has effected any transaction in the shares of Perdigão in the past 60 days. Neither we nor any of our affiliates nor, to our knowledge, any of the individuals identified on Schedule 2 of this offer to purchase, is currently, or during the past two years has been, party to any agreement, arrangement, understanding or relationship with Perdigão or any of its affiliates, or with any executive officer or director of Perdigão.

6.     Past Contacts, Plans and Proposals

        During June, 2005, the President of the Board of Directors of Sadia contacted the Chief Executive Officer of Perdigão to discuss a potential merger of the two companies. No specific terms were discussed, and no definitive agreements were reached.

        Other than as described in this offer to purchase, during the past two years there has been no negotiation, transaction or material contacts between us, any of our subsidiaries or any of the individuals identified on Schedule 2 to this offer to purchase, and Perdigão or its affiliates concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of Perdigão's securities, election of Perdigão's director or sale or other transfer of a material amount of Perdigão's assets.

        In connection with this tender offer, we have reviewed and will continue to review various possible business strategies that we might consider if we acquire control of Perdigão, whether pursuant to the tender offer or otherwise. At that time, and following further review of additional information regarding Perdigão, such changes could include, among other things, changes in Perdigão's business, operations, personnel, corporate structure and capitalization. Otherwise, and except as described elsewhere in this offer to purchase, we have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving Perdigão or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in Perdigão's board of directors or management, any material change in Perdigão's capitalization or dividend policy or any other material change in Perdigão's corporate structure or business.

7.     Merger; Certain Events Within One Year After the Auction

        Merger.    Following the purchase of a majority of the outstanding shares in the offer, we intend to seek to consummate a merger of shares with Perdigão in which each remaining Perdigão share would be exchanged for Sadia shares at an exchange ratio to be determined at that time (which we estimate will be 90 days after the date of the auction). As a result of the merger of shares, we anticipate that Perdigão will become a wholly-owned subsidiary of Sadia. Sadia will propose an exchange ratio to exchange Perdigão shares for a combination of Sadia common and preferred shares (in a ratio of 37.63% common shares and 62.37% preferred shares). The exchange ratio will be based on the July 12, 2006 Bradesco valuation report described in Section 4—"Certain Information About Perdigão." The exchange ratio will be determined by Sadia within the following ranges: (i) value of each share issued by Sadia: from R$6.97 to R$7.41; and (ii) value of each share issued by Perdigão: from R$25.28 to

R$27.25. The merger of shares will be subject to the approval of the respective shareholders of Sadia and Perdigão. If the minimum condition is satisfied, Sadia will own sufficient shares to approve the merger of shares without the vote of any other shareholder. Perdigão shareholders will have certain rights to dissent in the merger of shares. The exact timing and other details of any merger of shares or other similar business combination necessarily will depend upon a variety of factors, including the number of shares we acquire pursuant to the offer. See Section 9 of the Notice of Tender Offer.

        Certain Events Within One Year After the Auction.    If, within a period of one year from the date of the auction:

  •
  an event occurs that requires Sadia to effect a mandatory public tender offer for the shares of Perdigão under Instruction CVM No. 361 of March 5, 2002 of the Brazilian Securities Commission;

  •
  Sadia effects another public tender offer for the shares of Perdigão; or

  •
  a corporate event occurs that would have permitted the holders of the shares of Perdigão whose shares were purchased in the tender offer described in this offer to purchase to exercise appraisal rights under Brazilian law if they had remained shareholders of Perdigão at the time of that corporate event, then, in each case, Sadia has agreed to pay in reais to each holder of shares of Perdigão whose shares were purchased in this tender offer the difference, if any, between:

  •
  the price per share of that the holder would have the right to receive by virtue of the applicable event described in the three bullet points above that has occurred; and

  •
  the price per share that such holder received for the sale of shares to Sadia in this tender offer, adjusted by reference to the variation of the Wide National Consumer Price Index published by the Brazilian Geography and Statistics Institute from the date of payment for those shares in this tender offer to the date of payment of that additional amount and adjusted for any changes in the number of shares that may have occurred by virtue of any share dividend, share split, reverse share split or conversions of that class of share capital into another class.

8.     Certain Tax Consequences

        Certain U.S. Federal Income Tax Consequences.    The following summary describes certain U.S. federal income tax consequences of the tender offer for shares of Perdigão. The discussion set forth below is only applicable to U.S. Holders (as defined below) who tender shares of Perdigão in the tender offer. Except where noted, this summary addresses only shares of Perdigão held as capital assets and does not address all aspects of U.S. federal income taxation, including aspects of U.S. federal income taxation that may be applicable to a U.S. Holder subject to special treatment under the Internal Revenue Code of 1986, as amended, or the "Code" (including, but not limited to, banks, tax-exempt organizations, insurance companies and dealers in securities or foreign currency, U.S. Holders who have a functional currency other than the U.S. dollar, and U.S. Holders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address any state, local or non-U.S. tax consequences (or other U.S. federal tax consequences such as estate or gift tax consequences) of the tender offer. The discussion below is based upon the provisions of the Code, and U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. Shareholders should consult their tax advisors concerning the U.S. federal tax consequences of the tender offer in light of their particular situations, as well as any consequences arising under state and local laws and the laws of other taxing jurisdictions.

        If a partnership holds shares of Perdigão, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding such shares, the holder is urged to consult its tax advisors regarding the tax consequences of the tender offer.

        As used in this subsection "—Certain U.S. Federal Income Tax Consequences," the term "U.S. Holder" means a beneficial holder of shares of Perdigão that is (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        Nature of ADSs for U.S. Federal Income Tax Purposes.    If you hold ADSs, for U.S. federal income tax purposes, you generally are treated as the owner of the underlying shares of Perdigão that are represented by the ADSs. Accordingly, withdrawals of shares of Perdigão for ADSs (including withdrawals of shares of Perdigão prior to tendering shares of Perdigão in the tender offer) will not be subject to U.S. federal income tax.

        Consequences of the Offer.    The receipt of cash in exchange for shares of Perdigão pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of shares of Perdigão will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the shares of Perdigão exchanged therefor. Gain or loss must be calculated separately for each block of shares exchanged by the U.S. Holder. Subject to the discussion under "—Passive Foreign Investment Company Rules," such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are considered long-term capital gains and are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations.

        The amount of any cash paid in reais will be treated for US tax purposes as equal to the U.S. dollar value of the reais received, calculated by reference to the exchange rate in effect on the date the cash is received by the U.S. Holder, regardless of whether the reais are converted into U.S. dollars. If a U.S. Holder converts reais received in the tender offer to U.S. dollars on the date of receipt, the U.S. Holder should not recognize any foreign currency gain or loss. If the reaisreceived are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the reais equal to its U.S. dollar value on the date of receipt. Any foreign currency gain or loss realized on a subsequent conversion or other disposition of the reais will be treated as ordinary income or loss.

        Consequences of the Merger.    If you do not tender your shares of Perdigão in the tender offer and, following the purchase of a majority of the outstanding shares of Perdigão, Sadia implements a merger of shares in which the remaining shares of Perdigão are exchanged for Sadia shares, the receipt of Sadia shares in exchange for shares of Perdigão in the merger of shares will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of shares of Perdigão will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the value of the Sadia shares received in the merger of shares and the U.S. Holder's tax basis in the shares of Perdigão exchanged therefor. Gain or loss must be calculated separately for each block of shares of Perdigão exchanged by the U.S. Holder. Subject to the discussion under "—Passive Foreign Investment Company Rules," such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are considered long-term capital gains and are eligible for reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations.

        Any gain or loss recognized by U.S. Holders on the tender of shares of Perdigão pursuant to the tender offer (or the exchange of shares of Perdigão for Sadia shares in the merger of shares) will generally be treated as U.S. source gain or loss. Consequently, U.S. Holders may not be permitted to claim a foreign tax credit for U.S. federal income tax purposes for any Brazilian tax imposed on the disposition of shares of Perdigão unless such credit can be applied (subject to applicable limitations) against the U.S. Holder's other income derived from foreign sources in the appropriate income category. Alternatively, U.S. Holders may generally deduct any Brazilian tax imposed on the disposition of shares of Perdigão. However, if a U.S. Holder chooses to deduct such foreign taxes, it generally will not be able to claim a foreign tax credit for any foreign taxes in the tax year that the deduction is taken. See "—Certain Brazilian Tax Consequences".

        Passive Foreign Investment Company Rules.    Based on the projected composition of its income and valuation of its assets Sadia does not believe that Perdigão will be in the current year, or has been in 2003 or any subsequent taxable year, a passive foreign investment company ("PFIC"), although there can be no assurance in this regard. PFIC status, moreover, is a factual determination that is made annually. Accordingly, it is possible that Perdigão may have been a PFIC in prior taxable years or may become a PFIC in the current taxable year due to changes in valuation or the composition of its income or assets. If Perdigão is or was a PFIC, U.S. Holders could be subject to certain adverse U.S. federal income tax consequences as more fully described below.

        In general, a company is considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

        The asset test is based on the average of the value of Perdigão's assets for each quarter during the taxable year. If Perdigão owns at least 25% by value of another company's stock, it will be treated, for purposes of the PFIC rules, as owning its proportionate share of the assets and receiving its proportionate share of the income of that company.

        If Perdigão is or was a PFIC for any taxable year during which a U.S. Holder holds shares of Perdigão, such U.S. Holder will be subject to special tax rules with respect to any gain realized from the tender offer (or the exchange of shares of Perdigão for Sadia shares in the merger of shares). Under these special tax rules (i) the gain will be allocated ratably over the U.S. Holder's holding period for the shares of Perdigão, (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which Perdigão was a PFIC, will be treated as ordinary income, and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        If a U.S. Holder holds shares of Perdigão in any year in which Perdigão is classified as a PFIC, such holder would be required to file IRS Form 8621.

        In certain circumstances, a U.S. Holder, in lieu of being subject to the special tax rules discussed above, may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method provided that such stock is regularly traded on a qualified exchange. If a valid mark-to-market election was made by a U.S. Holder in the current or any prior taxable year (and such election remains in effect), the special tax rules discussed above do not apply. Any gain recognized pursuant to the tender offer (or the exchange of shares of Perdigão for Sadia shares in the merger of shares) will be treated as ordinary income. U.S. Holders are urged to consult their tax advisors about the mark-to-market election and whether any such election would be applicable with respect to their particular circumstances.

        U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding shares of Perdigão if Perdigão is or has been considered a PFIC in any taxable year.

        Information Reporting and Backup Withholding.    In general, information reporting requirements will apply to the cash payments received pursuant to the tender offer paid within the United States (and in certain cases, outside of the United States) to U.S. Holders other than certain exempt recipients (such as corporations), unless a U.S. Holder provides its correct taxpayer identification number on a substitute Internal Revenue Service Form W-9 and certifies under penalty of perjury that it is not subject to backup withholding and that its taxpayer identification number is correct. The amount of any backup withholding from a payment to a U.S. Holder may be claimed as a refund or a credit against the U.S. Holder's U.S. federal income tax liability, provided the required information is provided to the Internal Revenue Service.

        Certain Brazilian Tax Consequences.    The following discussion summarizes the principal Brazilian tax consequences of the disposition of Perdigão's shares by a U.S. holder not deemed to be domiciled in Brazil for Brazilian tax purposes, or a "U.S. holder" for purposes of this subsection "—Certain Brazilian Tax Consequences," including a disposition of shares in the tender offer. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of disposing of Perdigão shares in the tender offer.

        According to Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident may be subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil.

        Gains realized outside Brazil or in Brazil by a U.S. holder or a non-Brazilian holder on disposition of Perdigão's shares or by an ADS holder on the disposition of ADSs representing Perdigão's shares may be taxed at 25%, 20% or 15%, or be free of Brazilian tax, depending on the circumstances:

  •
  Gains realized by a U.S. holder and a non-Brazilian holder under Resolution No. 2,689/00 through transactions on Brazilian stock exchanges, including the disposition of shares of Perdigão in the tender offer, or by an ADS holder, if the proceeds obtained from the disposition of the underlying shares on a Brazilian stock exchange are remitted outside Brazil within five business days of the cancellation of the applicable ADS, are not subject to tax unless the beneficiary is located in a tax haven jurisdiction, in which case the applicable tax rate is of 20%. There can be no assurance that the receiving agent will be able to remit proceeds to ADS holders within such five-day period. If the receiving agent does not do so, the ADS holder will be subject to tax at a rate of 20%. There can be no assurance that the current preferential treatment for a U.S. holder and a non-Brazilian holder under CMN Regulations will be maintained.

  •
  Gains realized by a U.S. holder or a non-Brazilian holder through transactions on Brazilian stock exchanges, including the disposition of shares of Perdigão in the tender offer, are generally subject to tax at a rate of 20%, unless the investor is entitled to a tax-free treatment for transactions regulated by the National Monetary Council, or the "CMN Regulations," as described below.

  •
  Gains realized by a U.S. holder and a non-Brazilian holder in a transaction conducted off of a stock exchange are subject to tax at a rate of 15%, or 25% if the beneficiary is located in a tax haven jurisdiction. (i.e., a country that does not impose any income tax, a country where the maximum income tax rate is lower than 20%, or a country that restricts the disclosure of shareholder composition or the ownership of investments).

        The "gain realized" as a result of a transaction on a Brazilian stock exchange is the difference between the amount in reais realized on the sale or exchange and the acquisition cost measured in reais, without any adjustment for inflation. Despite the fact that the legislation is not entirely clear, the acquisition cost of shares registered as an investment with the Central Bank has been historically calculated on the basis of the foreign currency amount registered with the Central Bank translated into reais at the commercial market rate on the date of the sale or exchange.

        Brazilian law distinguishes between direct foreign investments in Brazilian companies and foreign investments in securities issued by Brazilian companies through the Brazilian capital markets. Under Resolution 2,689/00, foreign investors may invest directly in Brazilian financial markets, as long as they meet certain requirements.

        As a result, the disposition of ADSs, the deposit of shares of Perdigão in exchange for ADSs or the withdrawal of shares of Perdigão upon cancellation of ADSs may be characterized as assets located in Brazil and could be subject to Brazilian income tax according to Law 10,833/03, if there is a gain in the transaction, at a 15% rate (or 25% rate if the beneficiary of the gain is domiciled in a country that does not tax income or that taxes it at a maximum rate of 20%).

        Gains realized by non-Brazilian holders on dispositions of shares of Perdigão in Brazil or in transactions with Brazilian residents, if they observe the requirements of Resolution 2,689, are exempted from withholding income tax, unless the foreign investor is located in a jurisdiction which does not impose income tax (or which has an income tax rate lower than 20%) in which case it will be subject to the same general taxation rules applicable to Brazilian residents. Moreover, gains on the disposition of shares of Perdigão obtained upon cancellation of ADSs are not taxed in Brazil if such disposition is made, and the proceeds are remitted abroad, within five business days after cancellation.

        Gains are measured by the difference between the amount in Brazilian currency realized on the sale or exchange and the acquisition cost of the shares sold, measured in Brazilian currency without any adjustment for inflation; the acquisition cost of shares registered as an investment with the Brazilian Central Bank is calculated on the basis of the foreign currency amount registered with the Brazilian Central Bank.

        There can be no assurance that the current preferential treatment for holders of ADSs and non-Brazilian holders of shares of Perdigão will be maintained.

        Other Brazilian Taxes.    There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of shares.

        A financial transaction tax, or the "IOF tax," may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate on such conversions is currently 0%, but the minister of finance has the legal power to increase the rate to a maximum of 25%. Any increase would be applicable only prospectively. The IOF tax may also be levied on transactions involving bonds or securities, or "IOF/ Ttulos tax," even if the transactions are effected on Brazilian stock, futures or commodities exchanges. The rate of the IOF/ Ttulos tax with respect to Perdigão's shares is currently 0%. The minister of finance, however, has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per each day of the investor's holding period, but only to the extent of gain realized on the transaction and only on a prospective basis.

        In addition to the IOF tax, a second, temporary tax that applies to the removal of funds from accounts at banks and other financial institutions, or the "CPMF tax," will be imposed on distributions in respect of shares in the event that these distributions are converted into U.S. dollars and remitted abroad by the applicable custodian. The CPMF will be in effect until December 31, 2007 at the rate of 0.38%. From July 13, 2002, transactions conducted through the Brazilian stock exchanges in current accounts specified for stock exchange transactions and the related remittance of funds abroad are exempt from the CPMF tax.

        For Brazilian tax purposes, if you do not tender your shares of Perdigão in the tender offer and, following the purchase of a majority of the outstanding shares of Perdigão, Sadia implements a merger of shares in which the remaining shares of Perdigão are exchanged for Sadia shares, the receipt of Sadia shares in exchange for shares of Perdigão in the merger of shares will generally be a non-taxable transaction for Brazilian federal income tax purposes.

        Going-Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Depending on the terms and timing of the merger of shares and other factors, Rule 13e-3 may be applicable to the merger of shares. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the merger of shares and the consideration offered to minority shareholders in the merger of shares be filed with the SEC and disclosed to shareholders prior to the consummation of the merger of shares.

9.     Source and Amount of Funds

        We estimate that the total amount of funds required to purchase all outstanding Perdigão shares and to pay related fees and expenses will be approximately US$1.7 billion. We expect to fund the offer through a combination of available cash and borrowings. We have approximately US$1 billion of available cash and cash equivalents. The offer is not conditioned upon obtaining financing.

10.   Effects of the Tender Offer on the Market for Shares and ADSs; Margin Regulation

        The purchase of shares pursuant to the offer, including the shares represented by ADSs, will reduce the number of shares and ADSs that might otherwise trade publicly on the Novo Mercado of the BOVESPA, the NYSE or otherwise, and could adversely affect the liquidity and market value of the remaining shares and ADSs held by the public. The purchase of shares pursuant to the offer, including the shares represented by ADSs, can also be expected to reduce the number of holders of shares and ADSs. We cannot predict whether the reduction in the number of shares, including the shares represented by ADSs, that might otherwise trade publicly on the Novo Mercado of the BOVESPA, the NYSE or otherwise, would have an adverse or beneficial effect on the market price for or marketability of the shares or ADSs or whether it would cause future market prices to be greater or less than the offer price or the value of the shares we intend to issue in the merger of shares.

        Depending on the number of shares tendered into the offer, the tender offer may cause the remaining outstanding shares to be delisted from the Novo Mercado of the BOVESPA or cause the remaining ADSs to be delisted from the NYSE. If, as a result of the purchase of shares pursuant to the offer or otherwise, including the shares represented by ADSs, the shares or ADSs no longer meet the requirements of the NYSE or the BOVESPA, as the case may be, for continued listing and the listing of the shares or ADSs is discontinued, then the market for such shares and/or ADSs could be adversely affected.

        If the NYSE were to delist the ADSs, it is possible that the ADSs would continue to trade on another securities exchange or in the over-the-counter market, and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market for the ADSs and the availability of such quotations would depend upon such factors as the number of stockholders or the aggregate market value of the publicly traded ADSs remaining at such time, the interest in maintaining a market in the ADSs on the part of securities firms, the possible termination of registration under the Exchange Act and other factors. We cannot predict whether the reduction in the number of ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the ADSs or whether it would cause future market prices to be greater or less than the offer price or the value of the shares we intend to issue in the merger of shares.

        The shares represented by ADSs are registered under the Exchange Act, which requires, among other things, that Perdigão furnish certain information to its shareholders and the SEC. Depending on the number of shares tendered into the offer, the tender offer may result in the shares represented by ADSs becoming eligible for deregistration under the Exchange Act. Termination of registration of the shares represented by ADSs under the Exchange Act would substantially reduce the information that Perdigão is required to furnish to Perdigão stockholders and the SEC and would make certain provisions of the Exchange Act no longer applicable to Perdigão. If the shares represented by ADSs are no longer registered under the Exchange Act, then the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions would no longer be applicable to Perdigão.

        If registration of the shares represented by ADSs is not terminated prior to the merger of shares, then the registration of the shares represented by ADSs under the Exchange Act and the listing of the ADSs on the NYSE will be terminated following the completion of the merger of shares.

        The ADSs are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the ADSs for the purpose of buying, carrying or trading in securities, sometimes referred to as "Purpose Loans." Depending upon whether the ADSs continue to be listed on a national securities exchange and other factors, following the purchase of ADSs pursuant to the offer, the ADSs might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the shares underlying the ADSs was terminated under the Exchange Act, then the ADSs would no longer constitute "margin securities." The shares underlying the ADSs are not "margin securities."

11.   Certain Legal and Regulatory Matters

        General.    We are required to comply with applicable U.S. federal and state securities laws and tender offer rules and with applicable Brazilian laws and regulations. We are not aware of (1) any license or other regulatory permit that appears to be material to the business of Perdigão or any of its subsidiaries, that might be adversely affected by our purchase of shares in the tender offer or (2) other than described below, any approval or other action by any domestic (federal or state) or foreign governmental authority which would be required before our purchase of shares in the tender offer. Should any such approval or other action be required, it is our present intention to seek that approval or action. Accordingly, we may be required to delay the acceptance for payment of or payment for shares tendered in the tender offer until the outcome of that process, if necessary, is known. Any such approval or other action, if needed, might not be obtained or might be obtained only with substantial cost or conditions, and adverse consequences might result to our business or the business of Perdigão or our or their respective subsidiaries.

        Antitrust.    Our purchase of shares pursuant to the offer is not subject to prior approval by Brazilian antitrust authorities. A notification will have to be submitted to the Brazilian authorities, however, within 15 business days after the date of the Notice of Tender Offer. We believe that Brazilian antitrust authorities will not be able to finish their review before the completion of the offer and our acquisition of shares. Brazilian authorities will have full power to approve or disapprove the transaction in full or in part, and to impose any remedies they deem necessary or appropriate, which may include divestiture orders. The purchase of shares in the offer is conditioned on, among other things, the absence of any regulatory action challenging the offer or the merger of shares. See Section 5.2.5 of the Notice of Tender Offer.

        Based on publicly available information as of the date of this offer to purchase, we do not believe the offer is required to be notified in the United States pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

12.   Fees and Expenses

        Banco ABN AMRO Real S.A., in its capacity as the Intermediary Institution and Sadia's financial adviser in connection with the tender offer, may assist Sadia in the solicitation of shares to be tendered in the tender offer, including by participating in investor presentations and otherwise. ABN will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with its services.

        We have retained D.F. King & Co., Inc. to act as the Information Agent in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the tender offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with its services.

        Other than as described above, we will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of shares pursuant to the tender offer.

        Upon request, we will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred by them in forwarding material to their customers.

13.   Where You Can Find More Information

        Each of Sadia and Perdigão files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

        Each of Sadia and Perdigão is also subject to the informational requirements of the Brazilian Comissão de Valores Mobiliários, or the "Brazilian Securities Commission," and the BOVESPA, and files reports and other information relating to its business, financial condition and other matters with the Brazilian Securities Commission and the BOVESPA.

        Sadia has also made certain information relating to the transaction available on its website, www.sadia.com, but that information is not incorporated by reference into this offer to purchase.

        Questions or requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent, for this offer, at the address and telephone number set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from the Information Agent at Sadia's expense.

14.   Miscellaneous

        Although the offer is open to all holders of Perdigão shares, this offering document is intended solely for holders of Perdigão shares who are residents in the United States and holders of ADSs representing Perdigão shares. Separate offering materials in Portuguese are being simultaneously made available to holders of shares who are not residents of the United States through publication in Brazil as required by Brazilian law. Sadia is not aware of any jurisdiction where the making of the offer or the election to tender shares in connection therewith would not be in compliance with the laws of that jurisdiction. If Sadia becomes aware of any jurisdiction in which the making of the offer or the election to tender shares in connection therewith would not be in compliance with applicable law, Sadia will make a good faith effort to comply with any such law. If, after such good faith effort, Sadia cannot comply with any such law, the offer will not be made to (nor will elections to tender shares be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the offer will be deemed to be made on behalf of Sadia by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of Sadia not contained in this offer to purchase, and if given or made, such information or representation must not be relied upon as having been authorized.

        Sadia has filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the offer. See Section 13—"Where You Can Find More Information."

SADIA S.A.

Dated: July 18, 2006

FREE TRANSLATION

SCHEDULE 1 TO OFFER TO PURCHASE

NOTICE OF TENDER OFFER FOR ACQUISITION OF SHARES ISSUED BY

PERDIGÃO S.A.
Publicly Held Company
CNPJ/MF N. 01.838.723/0001-27
ISIN Code BRPRGAACNOR4

ON ACCOUNT AND ORDER OF

SADIA S.A.

BANCO ABN AMRO REAL S.A., a financial institution, with its headquarters in the city of São Paulo, State of São Paulo, at Avenida Paulista, 1374, 3rd floor, enrolled in the National Registry of Legal Entities (CNPJ/MF) under N. 33.066.408/0001-15 ("Intermediary Institution"), on account and order of SADIA S.A., a publicly held company, with its headquarters in the city of Concórdia, State of Santa Catarina, Brazil, at Rua Senador Attilio Fontana, 86, enrolled in the National Registry of Legal Entities (CNPJ/MF) under N. 20.730.099/0001-94 ("Offeror"), hereby comes before the public to present the owners of shares issued by PERDIGÃO S.A., a publicly held company, with its headquarters in the city of São Paulo, State of São Paulo, Brazil, at Avenida Escola Politcnica, 760, 2 CENTS andar, enrolled in the National Registry of Legal Entities (CNPJ/MF) under N. 01.838.723/0001-27 ("Company") this public tender offer for the acquisition of, at least, 50% (fifty percent) plus 1 (one), up to all of the shares issued by the Company, according to the provisions of Article 257 of Law N. 6,404/76 ("Corporation Law") and Article 32 of CVM Regulation N. 361/02 ("CVM Regulation 361/02"), and in accordance with certain provisions, as per Articles 37, 38, 43 and 44 of the Company's by-laws ("Offer").

1.     Offer

        1.1   Purposes of the Offer.    The Offer has the following purposes:

          (a)   the acquisition of at least 66,978,577 (sixty six million, nine hundred and seventy eight thousand, five hundred and seventy seven) shares issued by the Company, which correspond to 50% (fifty percent) plus 1 (one) of all shares issued by the Company; and

          (b)   compliance with the provisions set forth in Articles 37 and 38 of the Company's by-laws, by means of the acquisition of up to all shares issued by the Company, given the fact that once item (a) above takes place, (i) an acquisition, by a single shareholder, of more than 20% (twenty percent) of all shares issued by the company will also have taken place, as set forth in Article 37 of the Company's by-laws; and (ii) the Offeror intends to submit, to the shareholders of both the Offeror and the Company, the Corporate Restructuring, as described in item 9 below, which will result in the Company being delisted from the São Paulo Stock Exchange—BOVESPA listing Novo Mercado ("Novo Mercado"), as set forth in Article 38 of the Company's by-laws.

        1.2   Offer Registration.    According to Article 257 of the Corporation Law and as per the First Paragraph of Article 2 of CVM Regulation 361/02, the Offer is not subject to registration before the Securities Commission ("CVM").

S1-1

        1.3   Legal, Regulatory and By-laws Basis..    The Offer is performed based on Article 257 of the Corporation Law, on CVM Regulation 361/02, as well as on Articles 37, 38, 43 and 44 of the Company's by-laws.

        1.4   Unified Offer..    The Offer is presented with the purposes described in item 1.1 above and based on Article 44 of the Company's by-laws, since the intended purposes bear compatible procedures and the unification of such procedures in the Offer shall not result in damages to the Company's shareholders.

        1.5   No Restrictions on the Exercise of the Ownership Right over the Shares..    The Shares, in order to be acquired in accordance with this Offer, must be free and clear of any liens, guarantee rights, usufructs or other forms of encumbrance that prevent the immediate exercise by Offeror of the full ownership over the Shares, its political rights or rights of any other nature, as well as compliance with general trading regulations concerning such shares before the São Paulo Stock Exchange ("BOVESPA").

        1.6   Change or Revocation of the Offer..    Without prejudice to the Term or Conditions set forth under Section 5 of this notice (the "Notice"), the Offer is irrevocable as of this date, and any change to its terms and conditions or its revocation due to the lapse of the Term or non-fulfillment of the Conditions shall be widely disclosed by means of the issuance of a press release (Fato Relevante).

2.     Offer Price

        2.1   Offer Price..    The purchase price is of R$ 27.88 (twenty seven reais and eighty eight centavos) per share issued by the Company ("Offer Price"), adjusted until the date of the settlement of the Offer, according to item 2.4 below.

        2.2   Obligations Due to the Company's By-laws.

          2.2.1     Article 37 of the Company's By-laws.    Due to the fact that the present Offer may result in the acquisition of an amount of shares greater than 20% of all issued by the Company's, this Offer complies with Article 37 of the Company's by-laws which sets forth that the Offer Price shall not be lesser than the greatest value among:

    (i)
    The Company's economic value equivalent to the arithmetic average of the economic value ranges assessed by two valuation reports using the discounted cash flow method, provided that the difference between both said averages is not greater than 10% (ten percent), performed by two first grade financial institutions with proven expertise in the food sector, one chosen by the Company and the other by the Offeror, selected among the largest financial institutions with offices in Brazil and that advise in merger & acquisitions deals;

    (ii)
    135% (one hundred and thirty five percent) of the issuance price in any capital increase performed by a public offering of shares in the 24 (twenty four) months prior to the disclosure of this Notice;

    (iii)
    135% (one hundred and thirty five percent) of the average trading price of the Company's shares at BOVESPA during the 30 (thirty) days prior to the disclosure of this Notice.

          2.2.2     Articles 38 and 43 of the Company's By-laws..    Given the fact that after the conclusion of the Offer and the acquisition of the Company's control by the Offeror, the Offeror intends to implement the Corporate Restructuring, which shall have as a consequence the termination of trading of the Company's shares at Novo Mercado, the present Offer shall also comply with the provisions set forth in Articles 38 and 43 of the Company's by-laws, according to which the Offer Price shall not be lesser than the economic value assessed by a valuation report performed by an expert company with proven experience and independent from the Company, its management or

S1-2

  controlling shareholders, and that meets the requirements of Paragraph 1 of Article 8 of the Corporation Law and that contains the responsibilities mentioned in Paragraph 6 of said Article 8, respected that the appointment of the expert company shall be approved in a Company's shareholders meeting from a list of three expert companies submitted by the Company's Board of Directors.

        2.3   Compliance with the Company's By-laws Regarding the Offer Price.

          2.3.1     Requirements Set Forth in Article 37 of the Company's By-laws.    According to Article 37 of the Company's by-laws, the Offeror retained Banco Bradesco S.A. a financial institution, with its headquarters in the city of Osasco, State of São Paulo, at the administrative area known as "Cidade de Deus", Vila Yara, enrolled in the National Registry of Legal Entities (CNPJ/MF) under N. 60.746.948/0001-12 ("Appraiser Retained by the Offeror") to perform an economic valuation report of the Company ("Valuation Report Retained by the Offeror"), which has indicated the economic value of the shares issued by the Company using the discounted cash flow method comprised between R$25.28 (twenty five reais and twenty eight centavos) and R$27.25 (twenty seven reais and twenty five centavos) per share issued by the Company, provided that the second valuation report mentioned in Article 37 of the Company's by-laws, as mentioned in item 2.2.1(i) above, shall be performed as set forth in item 2.3.2 below.

          Additionally, in compliance with Article 37 of the Company's by-laws the Offeror informs that:

    (i)
    The Company has not performed any capital increase through a public offering of shares in the 24 (twenty-four) months preceding the Offer.

    (ii)
    The average trading price of the shares issued by the Company at BOVESPA in the period of 30 (thirty) days preceding the disclosure of this Notice, from June 15th, 2006 to July 14th, 2006, was of R$ 20.65 (twenty reais and sixty five centavos) per share ("Average Trading Price"). In this sense, 135% (one hundred and thirty five percent) of the Average Trading Price is equal to R$ 27.88 (twenty seven reais and eighty eight centavos) per share.

          In this sense, the Offer Price of R$ 27.88 (twenty seven reais and eighty eight centavos) is the greatest among the values indicated according to the criteria set forth in Article 37 of the Company's by-laws and described in this item 2.3.1.

          2.3.2     Requirements Set Forth in Articles 38 and 43 of the Company's By-laws Valuation Report Retained by the Company.    According to Articles 38 and 43 of the Company's by-laws and, also, in order to comply with the requirement of a preparation second valuation report set forth in Article 37 of the Company's by-laws as described in item 2.3.1 above, the Board of Directors of the Company shall (i) observe the provisions set forth in item 21 of Article 18 of the Company's by-laws, which is, to appoint three specialized companies which meet the requirements set forth in the Company's by-laws (including Paragraph 3 of Article 37 and Article 43) to perform a valuation report of the Company's economic value, based on the discounted cash flow method ("Valuation Report Retained by the Company"); and (ii) According to item 7 of Article 14 and Paragraph 1 of Article 43 of the Company's by-laws, convene an extraordinary shareholders meeting of the Company in order to choose the institution/company which shall perform the Valuation Report Retained by the Company ("Appraiser Retained by the Company").

          2.3.2.1     The Valuation Report Retained by the Company shall be disclosed by the Company's management, within 45 (forty five) days from the disclosure of this Notice, via the CVM/BOVESPA web based system ("IPE System").

          2.3.2.2     Call Notice.    The call notice which convenes the Company's extraordinary shareholders meeting to performed according to this item 2.3.2 shall expressly inform that the Appraisal Report Retained by the Company has been performed for the purposes of Article 38 of

S1-3

  the Company's by-laws, given the fact that the shares issued by the Company will be delisted from the Novo Mercado after this Offer is concluded.

        2.4   Offer Price Payment Conditions.    The Offer Price shall be paid at sight, in Brazilian currency, on the date of settlement of the Offer, according to Section 4 below. The Offer Price shall be adjusted as per the variation of the Wide National Consumer Price Index—IPCA, as published by the Brazilian Geography and Statistics Institute—IBGE ("IPCA"), from the date of disclosure of this Notice (including), pro-rata die to the first month, until the date of the financial settlement of the Offer. Regarding the period comprised between the date of disclosure of the last available IPCA and the date of actual financial settlement, the adjustment shall occur pro-rata die based on the average IPCA disclosed in the 3 (three) months preceding the date of actual financial settlement. Should IPCA be extinct or not disclosed for a period longer than 30 (thirty) days, the index which substitutes the IPCA shall be used instead. Should there not be such index, then the average IPCA for the past 12 (twelve) months shall be applied. The intermediary Institution shall disclose to BOVESPA, in writing, the adjusted Offer Price until the financial settlement of the Offer.

3.     Offer Procedures

        3.1   Registration.    The Offer shall be performed through an auction on BOVESPA's electronic system ("Auction"). The shareholder who/which wishes to participate on the Auction shall register to do so, from the date of disclosure of the Registration Commencement Notice (as defined in item 3.5.1 of this Notice), by 06:00 p.m. of the last business day prior to the Date of the Auction (as defined in item 4.1 of this Notice), with ABN AMRO REAL CORRETORA DE CÂMBIO E VALORES S.A., a company, with its headquarters in the city of São Paulo, State of São Paulo, at Avenida Paulista, 1374, 15th floor, enrolled in the National Registry of Legal Entities (CNPJ/MF) under N. 51.014.223/0001-49 ("Broker"), or any other BOVESPA authorized brokerage firm, in such a way that the brokerage firm may represent such shareholder in the Auction.

        3.2   Documents Necessary for Registration.The Shareholders who wish to have a brokerage firm to represent them at the Auction must appear in person or by duly authorized proxy, before the BOVESPA authorized brokerage firm of their choice with certified copies of the following documents (please note that for record purposes each brokerage firm may request additional documentation):

          (a)   if an individual:    Identity Card (RG); Individual Taxpayer's Registry Card (CPF); and proof of residence. The representatives of legal entities, of estates and other universalities of law, of minors, of persons civilly disabled and proxies must further submit original or certified copies of the documents that grant them representation powers; or

          (b)   if an entity:    certified copy of its latest by-laws or articles of association, National Registry of Legal Entities' card (CNPJ), corporate documentation granting or authorizing powers-of-attorney, as well as certified copies of the attorney's Identity Card (RG), Individual Taxpayer's Registry Card (CPF) and proof of residence. Please note that investors residing abroad may be requested to present additional documentation.

          3.2.1     Registered Shareholder.    The shareholder who registers to participate in the Auction, according to items 3.1 and 3.2 above, shall be hereinafter deemed "Registered Shareholder".

        3.3   Shares Held Under Custody of Banco Ita(7) S.A.    The Shares under custody of Banco Ita(7) S.A., depositary institution of the Company's book entry shares, shall be transferred to the custody of the Brazilian Clearing and Custody Company ("CBLC") and be cleared for trading within the registration term defined in item 3.1 above.

        3.4   Offer Acceptance.    The Offer acceptance shall be performed by each brokerage firm, on behalf of the Registered Shareholder, by registering a sale offer in the Auction. According to item 4.4 of the present Notice, the acceptance of the Offer by a Registered Shareholder and, consequently, a firm sale offer, shall be deemed irrevocable from the beginning of the Auction, in such a way that that

S1-4

the Offer acceptance shall result in the obligation to sell the shares subject to the acceptance according to the terms of the present Notice.

          3.4.1     Release of Registered Shareholder's Acceptance.    The Registered Shareholders' acceptance to the Offer and the Auction shall be released in case a competitor offer is filed, according to item 4.3 below.

        3.5   Term of the Offer.    Upon the fulfillment of all Conditions set forth in item 5.2 of this Notice (except for condition set forth in item 5.2.7), the Offer shall remain valid for the period of 35 (thirty five) days, from the date of disclosure, by the Offeror, of the notice mentioned in item 3.5.1, until the last business day immediately prior to the Day of the Auction, as defined in item 4.1 below.

          3.5.1     Registration Commencement Notice.    After the disclosure, via IPE System, of the Valuation Report Retained by the Company, the Offeror shall disclose, by means of a press release (Fato Relevante), the fulfillment or not of the Conditions set forth in item 5.2 of this Notice (except for Condition set forth in item 5.2.7) mentioning), as the case may be, (i) the Offer schedule, the registration period, the Date of the Auction; (ii) the information required by the Company's by-laws regarding the Valuation Report Retained by the Company and the Appraiser Retained by the Company; and (ii) other relevant information ("Registration Commencement Notice').

4.     Auction

        4.1   Auction.    The Auction shall be held at BOVESPA on the immediately following business day from the 35th (thirty fifth) day from the disclosure of the Registration Commencement Notice ("Date of the Auction"), and observe the rules set forth by such entity.

          4.1.1     BOVESPA Requirements.    The shareholder who wishes to accept the Offer shall meet all trading requirements contained in BOVESPA's regulations. The shareholder may accept the Offer through any BOVESPA authorized brokerage firm, according to items 3.1, 3.2 and 3.2.1 above.

        4.2   Auction Interference.    Any purchasing interference during the Auction shall observe the provisions of CVM Regulation 361/02. The price of the first interference shall be at least 5% greater than the Offer Price.

        4.3   Competitor Offer.    It shall only be allowed competitor offers to acquire, at least, 50% (fifty percent) plus 1 (one) of all shares issued by the Company, as per CVM Regulation 361/02. The competitor offer price shall be at least 5% greater than the Offer Price.

        4.4   Brokerage Firm Procedures.    By 12:00 p.m. on the Date of the Auction, the brokerage firms, which may represent Registered Shareholders as per item 3.1 of this Notice, shall inform BOVESPA the amount of Shares of Registered Shareholders which they shall represented in the Auction, registering such offer in the MEGABOLSA system, under the Offer code which will be disclosed by the Offeror in accordance with item 3.5.1 of this Notice.

        4.5   Confirming the Offer.    Until the beginning of the Auction, the brokerage firms may cancel or reduce the offers registered according to item 4.4, after which all non-cancelled or reduced offers shall be deemed irrevocable.

        4.6   Financial Settlement of the Offer.    The financial settlement of the Offer shall be performed on the 3rd business day after the Date of the Auction, in which CBLC shall act solely as clearing agent, not acting as the Central Guaranteeing Counterpart.

          4.6.1     Settlement Guarantee.    According to the provisions of Fourth Paragraph of Article 7 of CVM Regulation 361/02, the financial settlement is guaranteed by the Intermediary Institution, with funds made available by ABN AMRO Bank N.V.

S1-5

        4.7   Costs, Brokerage Commission and Fees.    The costs of brokerage, BOVESPA fees and CBLC clearing fees, regarding the purchase, shall be paid by the Offeror, whereas those regarding the sale shall be paid by its respective sellers. The expenses to perform the Auction, such as brokerage and fees set by BOVESPA and/or CBLC shall observe the applicable values at the Date of the Auction and other applicable regulations.

        4.8   Representation in the Auction.    The Offeror and the Intermediary Institution shall be represented in the Auction by the Broker.

5.     Term and Conditions of the Offer

        5.1   Term.    The Date of the Auction shall not be later than October 24th, 2006 (the "Term"), including any delays and suspensions in the term to perform the Auction occurring at any time, which, in such case, shall be disclosed to the market.

        5.2   Conditions.    The validity of the Offer and of the Auction is conditioned on the fulfillment of all of the following conditions ("Conditions"):

          5.2.1     Appointment of the Appraiser Retained by the Company.    The Company and its shareholders must have approved the appointment of the Appraiser Retained by the Company responsible for the Valuation Report Retained by the Company;

          5.2.2     Compliance of the Valuation Report Retained by the Company.    The Valuation Report Retained by the Company shall (i) be performed for the purposes of Articles 37 and 38 of the Company's by-laws; (ii) be performed in compliance with Article 8 of CVM Regulation 361/08, as amended, Paragraph 1 of Article 8 of the Corporation Law and contain the responsibility set forth in Paragraph 6 of said Article 8; and (iii) be disclosed by the IPE System within 45 (forty five) days from the disclosure of this Notice;

          5.2.3     Share Value According to the Valuation Report Retained by the Company.    The value per share assessed in the Valuation Report Retained by the Company shall not be higher than the Offer Price, adjusted according to the present Notice;

          5.2.4     Company's Corporate Capital.    The number of shares which compose the Company's corporate capital shall be equal to the corporate capital on the day of disclosure of this Notice.

          5.2.5     No Decisions.    By the Date of the Auction there shall not have been granted any kind of determination, decision, act, order, injunction, restraining order, temporary or final, issued by any Authority, either Executive, Legislative or Judiciary, which presents, holds, questions, limits or changes, in any way, even partially, (i) the Offer and the Auction or any of its terms and conditions, as well as (ii) the Corporate Restructuring foreseen item 9 below, and the consequent perfection or enjoyment of its effects.

          5.2.6     No Arbitration Decisions.    By the Date of the Auction there shall not have been granted any kind of determination by the Arbitration Chamber of the Market (Câmara de Arbitragem do Mercado) indicating a disagreement or need for change in the Offer; and

          5.2.7     Acquisition of Control Stake.    Acceptance by Registered Shareholders representing at least 66,978,577 (sixty six million, nine hundred and seventy eight thousand, five hundred and seventy seven) shares issued by the Company, which represent at least 50% (fifty percent) plus 1 (one) of all shares issued by the Company.

        5.3   Occurrence of the Term or Conditions.    Should the Term occur or any of the Conditions not be fulfilled, and not be expressly waived by the Offeror, the Offer shall no longer be valid, not producing any of its effects, in which case the Offer shall be revoked.

        5.4   Waiver of the Term or Conditions.    The Offeror may, at its sole discretion, with the accordance of the Intermediary Institution, waive the Term or any of the Conditions set forth herein, in which case

S1-6

the Offer shall maintain its validity and effectiveness, irrespective of the occurrence of the Term or any of the respective waived Condition(s) not been fulfilled. Any and all waiver of the Term or any of the Conditions, as the case may be, shall occur expressly and in writing, as will be widely disclosed to the market, as per item 5.5 below.

        5.5   Communication of Occurrence of the Term and/or Any of the Conditions.    Should the Term occur or any of the Conditions not be fulfilled, or in case of waiver of the Term or any of the Conditions, the Offeror shall widely disclose such fact through a press release (Fato Relevante), in which case it will make clear whether the Offer is still valid or has been revoked.

        5.6   Change or Revocation due to Material Increase in the Risks.    Notwithstanding the Conditions set forth above, the Offeror shall have the discretion to request CVM, in accordance with Instruction CVM N. 361, Section 5, paragraph 3, an authorization to change or revoke the Offer in the event of a future and unforeseeable material change to the factual circumstances present on this date, which result in the relevant increase of the risks which are natural to the Offer and accepted by the Offeror;

        5.7   Change of Control Tender Offer.    Due to the fact that this Offer is a public tender offer to acquire the controlling stake of the Company, available to shareholders holding 100% (one hundred percent) of the shares issued by the Company, the Offeror will not perform the tender offer due to the change of control mentioned in Article 254-A of the Corporation Law and Article 34 of the Company's by-laws.

        5.8   Delisting from Novo Mercardo.    Once the Offer takes place, the provision set forth in Section 38 of the Bylaws of the Company shall be considered as being fulfilled and the delisting of the Company from Novo Mercado of BOVESPA shall depend solely upon the respective special shareholders meeting of the Company taking place, in accordance with item (4) of Section 14 of the Companies Bylaws.

6.     Information on the Company

        6.1   Register Information.    The Company is a publicly held company, registered before CVM under N. 01629-2 and in the National Registry of Legal Entities' (CNPJ/MF) under N. 01.838.723/0001-27, with its headquarters in the city of São Paulo, State of São Paulo, at Avenida Escola Politcninca, 760.

        6.2   Corporate Purpose.    The Company's corporate purpose is: to industrialize, market and explore food in general, specially animal protein derived products and those which use the cold chain as support and distribution; to industrialize and market pet food and nutrients; render food services in general; to industrialize, refine and market, vegetable oils; to explore, conserve, hold in deposit and market grains, its derived and sub-products; reforesting and extraction activities, to industrialize and market lumber; to market, retail or wholesale, consumer and production goods, including marketing equipment and vehicles to develop its logistics activities; to export and import consumer and production goods; participate in other entities including a wide range of corporate purposes; and to participate in projects necessary to reach the Company's corporate purpose. The Company may, by itself or through hired third parties, also support activities in addition to the ones listed above, such as: administrative, technical or operational support towards creating better general conditions to exercise its main activities; cargo transportation in general, product deposit services and similar services; activities to promote or replace its products in retailers or points of sale to the final consumer; services towards receiving and allocating raw materials used in its production, repair and maintenance services of its machinery and vehicles; developing activities, programs, technical assistance, and incentives aimed at developing the national agriculture; to industrialize, explore and market packages of any kind; to explore animal raising in general; research and develop production techniques and enhancements to the genetic masters of the Company.

        6.3   Corporate Capital.    On this date, the Company's corporate capital is R$800,000,000.00 (eight hundred million reais), fully paid in and divided into 133,957,152 (one hundred and thirty three million, nine hundred and fifty seven thousand, one hundred and fifty two) common shares, all book entry and with no par value.

S1-7

        6.4    Shares Ownership.    On March 31st, 2006, the Company's shares ownership and distribution was as follows:

Shares Distribution

Shareholders	Shares	%
Previ—Caixa de Previdência Fundo BB	20,513,235	15.31%
PETROS—Fundo Petrobras de Seguridade Social	15,583,269	11.63%
Sistel—Fundo Telebrás de Seguridade Social	8,588,232	6.41%
Fund. Assist. Prev. Social do BNDES	6,122,952	4.57%
Valia—Fund. Vale do Rio Doce	5,545,185	4.14%
Real Grandeza	4,738,407	3.54%
Previ—Banerj	1,997,595	1.49%
TOTAL of CONTROLLING	63,088,875	47.10%
Others Shareholders	70,437,792	52.58%
Company	430,485	0.32%
TOTAL	133,957,152	100%

        6.5    Economic-Financial Data.    The following chart displays some of the Company's economic-financial data, regarding the quarter which ended on March 31st, 2006, and of the fiscal years ended on December 31st, 2005 and 2004, all performed according to the Corporation Law:

	31 Mar 2006	31 Dec 2005	31 Dec 2004
Corporate Capital (R$ thousand)	800,000	800.000	490.000
Net Worth (R$ thousand)	1,228,728	1,222,795	970,120
Net Sales and/or Services Income (R$ thousand)	1,055,463	5,145,176	4,883,254
Operational Profit (R$ thousand)	26,340	455,583	371,915
Non-Operational Profit (R$ thousand)	(2,188)	(4,457)	(3.480)
Net Profit (R$ thousand)	10,398	360,964	295,619
Total Liabilities (R$ thousand)	3,506,967	3,632,220	2,800,144
Short Term Liabilities (R$ thousand)	909,018	1,129,910	1,235,888
Long Term Liabilities (R$ thousand)	1,369,221	1,279,515	594,136
Total Number of Shares (thousand)(2)	133,957	44,652	44,652
Net Profits/Shares (R$)	0.08	8.08	6.62
Book Value/Share (R$)	9.17	27.38	21.73
Total Liabilities/Net Worth(%)	285.4%	297.0%	288.6%
Net Profit/Net Worth(%)	0.8%	29.5%	30.5%
Net Profit/Net Income(%)	1.0%	7.0%	6.1%
Net Profit/Corporate Capital(%)	1.30%	45.12%	60.33%

        According to the economic-financial data presented above, on March 31st, 2006, the Company's book value per share was R$ 9.17 (nine reais and seventeen centavos).

S1-8

        6.6    Shares Trading Prices.    Below is a history of trading of the shares issued by the Company, in reais, in the past 12 (twelve) months (average values).

Source: Bloomberg

        According to the trading values of BOVESPA indicated above, the average trading price of the Shares, based on the trading records of the past 12 (twelve) months, which is, from July 15th , 2005 to July 14th, 2006, corresponds to R$ 22.67 (twenty two reais and sixty seven centavos) per share. The average trading price of the Shares, based on the trading records of the past 30 (thirty) days, which is, from June 15th, 2006 to July 14th, 2006, corresponds to R$ 20,65 (twenty reais and sixty five centavos), as per the table below.

Date	Average	Closing	Volume (Shares)	Volume (R$)
July 14, 2006	22.22	23.00	617,000	13,709,740
July 13, 2006	21.86	21.90	1,047,300	22,893,978
July 12, 2006	20.83	21.50	827,200	17,230,576
July 11, 2006	20.45	20.50	850,300	17,388,635
July 10, 2006	20.58	20.99	803,600	16,538,088
July 07, 2006	20.46	20.35	476,600	9,751,236
July 06, 2006	20.75	21.00	1,119,400	23,227,550
July 05, 2006	20.54	20.65	381,500	7,836,010
July 04, 2006	20.66	21.00	340,700	7,038,862
July 03, 2006	21.17	20.90	360,000	7,621,200
July 30, 2006	21.03	21.50	554,900	11,669,547
June 29, 2006	20.11	20.64	589,000	11,844,790
June 28, 2006	19.75	19.80	353,500	6,981,625
June 27, 2006	19.81	20.00	265,400	5,257,574
June 26, 2006	19.82	19.85	56,300	1,115,866
June 23, 2006	19.64	19.89	228,400	4,485,776
June 22, 2006	19.50	19.56	347,900	6,784,050
June 21, 2006	19.37	19.32	709,300	13,739,141
June 20, 2006	19.91	19.82	318,400	6,339,344
June 19, 2006	20.75	20.49	230,700	4,787,025
June 16, 2006	21.12	21.00	307,900	6,502,848

Source: BOVESPA

S1-9

        6.7    Public Sources.    All information regarding the Company contained in this Section 6 has been obtained from publicly available sources.

7.    Information on the Offeror.

        7.1    Register Information.    The Offeror is a publicly held company, registered before CVM under N. 01884-8 and in the National Registry of Legal Entities' (CNPJ/MF) under N. 20.730.099/0001-94, with its headquarters in the city of Concórdia, State of Santa Catarina, at Rua Senador Atílio Fontana, 86.

        7.2    Corporate Purpose, Fields of Business and Main Activities.    The Offeror has as its corporate purpose: to explore activities of agricultural, industrial and commercial areas of food products in general; explore slaughter houses, leather production, refrigerated products, conserved food, canned or not, meat, animal fat and dairy, industrialize vegetable oils and, as well as, explore refrigerated units with deposit operation, conserve, maintain, and classify meat; explores meat in general, its derived products and selected meats; industrialize and market wheat, other grains and its derived products; explore poultry, cattle, pigs, goats and birds; explore lumber houses; road transportation of own or third party goods, locate refrigerated chambers, silos and deposits; all activities in connection with agriculture, agricultural industry, marketing grains and other primary and/or industrialized goods, in the domestic or international market; enrich, industrialize and market substances and products for human or animal feeding; industrialize and market chemical, sanitary and veterinary products, for use in agriculture, poultry, cattle, pigs and animal raising in general; reforesting and forest activities; any other agricultural, industrial or commercial activities similar or related to the corporate purpose of the Offeror; and plan and develop agricultural and engineering projects, to be carried out by professionals duly certified before the competent authorities. The Offeror is the Brazilian number one player in several segments of the food business—renowned for the quality and innovative character of its products in the frozen and refrigerated food sectors—and the largest Brazil exporter of poultry. Its products are distributed in the domestic market in 300,000 points of sale and exported to over 100 countries. Each market has its own dynamics: in the domestic market, 80% of the sales e composed of frozen and refrigerated industrialized products and in the foreign market the greater demand is for poultry and pig swines.

8.    Representations by the Offeror and by the Intermediary Institution.

        8.1    The Offeror hereby represents that:

          (a)   should it acquire the Company's control by means of the Offer, it will pay the shareholders which adhere to the Offer any difference, if higher, between the price per share paid in the Offer, adjusted by the IPCA from the financial settlement of the Auction until the date of such payment, and adjusted by changes in number of shares due to share bonuses, splits, grouping, and conversions due to;

      (i)
      The price per share which would be owed, or becomes owed, in case within 1 (one) year from the date of the settlement of the Offer, there is an event which forces, or may force, a mandatory tender offer of shares within the provisions of CVM Regulation 361/02; and

      (ii)
      The price per share which would be owed, in case they were still shareholders of the Company and disagreed with any decision taken by the Company's shareholders meeting which approves a corporate event which grants withdrawal rights to the shareholders which accept the Offer, in the event that such event takes place within 1 (one) year from the date of the settlement of the Offer, exception made to item 8.1.1 below;

S1-10

          (b)   is not aware of any event or circumstance, not disclosed to the public, which may influence the Company's profit or its shares' trading price; and

          (c)   not it, or its controlling shareholders own, or hold under discretionary management any share or other securities issued by the Company.

          (d)   it has not entered into any voting agreement or contract or agreement regarding the purchase and sale of securities issued by the Company;

          (e)   it intends to implement the Corporate Restructuring, according to the information mentioned in item 9 below to be further specified upon the disclosure of the press release (Fato Relevante) in compliance with CVM Regulation N. 319/99, in case the Auction is successfully implemented.

          8.1.1    The Offeror shall not be obliged to perform the payment mentioned in item 8.1(a)(ii) due to the Corporate Restructuring set forth in item 9 below due to its disclosure in this Notice as per Paragraph 1 of Article 10 of CVM Regulation 361/02.

        8.2   The Intermediary Institution represents that:

          (a)   it does not know any event or circumstances, not revealed to the public, which may influence the Company's profit or the trading price of its shares;

          (b)   holds under discretionary management 1,348 (one thousand, three hundred and forty eight shares issued by the Company;

          (c)   it will guarantee the financial settlement of the Offer and full payment of the Offer Price; and

          (d)   it has taken all necessary caution and acted with the highest standards of diligence to assure that the information disclosed by the Offeror is true, consistent and sufficient.

9.    Corporate Restructuring Involving the Company and the Offeror

        9.1   Subsequent to the actual fulfillment and settlement of the Offer,, the Offeror intends to approve the share merger of all shares issued by the Company to the Offeror, in accordance with Article 252 of the Corporation Law (the "Corporate Restructuring"), within an estimated term of 90 (ninety) days from the Date of the Auction, substantially according to the terms and conditions set forth herein below.

        9.2   As a consequence of implementing such merger of shares: (i) the shareholders of the Company which have not adhered to the Offer shall receive, in exchange, shares issued by the Offeror, according to a swap ratio to be determined within such restructuring; and (ii) the Company shall become a wholly-owned subsidiary of the Offeror.

        9.3   The Appraiser Retained by the Offeror, at the Offeror's request, has performed a valuation report of the Offeror, as well as a valuation report of the Company (defined in item 2.3.1 as Valuation Report Retained by the Offeror), applying in both cases the discounted cash flow method, with base date of March 31st, 2006, based on publicly available information of both the Offeror and the Company.

        9.4   Based on the valuation reports mentioned in item 9.3 above, the Offeror's management shall propose a swap ratio to the Company's management, of the shares issued by the Company for common and preferred shares issued by the Offeror (at 37.63% and 62,37% proportion which represents the current proportioned of share types which compose the Offeror's corporate capital), within the intervals

S1-11

determined in the valuation reports performed by the Appraiser Retained by the Offeror, as described below:

    (i)
    The value appraised for each share issued by the Offeror: from R$6.97 (six reais and ninety seven centavos) to R$7.41 (seven reais and forty one centavos).

    (ii)
    The value appraised for each share issued by the Company: from R$25.28 (twenty five reais and twenty eight centavos) to R$27.25 (twenty seven reais and twenty five centavos).

        9.5   The remaining necessary valuations to perform the share merger (book value appraisal and book value adjusted to market prices appraisal) shall be performed within up to 60 (sixty) days from the Date of the Auction. The appraisals shall be performed by specialized companies and once such appraisals have been performed, other relevant terms of the share merger shall be settled, such as, for example, the amount of the capital increase in the Offeror's capital due to the merger of the shares issued by the Company (to be performed observing the current ration between common and preferred shares issued by the Offeror), as well as the amount payable due to the exercise of withdrawal rights by dissenting shareholders which hold common shares issued either by the Offeror or by the Company. Those which purchase shares issued by the Offeror or the Company from the date of disclosure of this Notice will not be entitled to withdrawal rights pursuant to the provisions of Paragraph 1 of Article 137 of Corporation Law.

        9.6   The preferred shareholders of the Offeror which dissent of the Corporate Restructuring will not be entitled to withdrawal rights as (i) the preferred shares issued by the Offeror are part of the portfolio which forms the IBOVESPA index and (ii) over 50% (fifty percent) of the preferred shares issued by the Offeror are deemed as outstanding, therefore both the criteria for liquidity and dispersion are met (items "a" and "b" of item II of Article 137 of Corporation Law).

        9.7   As soon as the appraisals mentioned in item 9.6 have been performed, the Offeror's and the Company's management shall execute a Share Merger Protocol ("Protocol"), which shall be submitted to its respective shareholders, alongside other documents and agreements regarding the Corporate Restructuring, which shall be object of disclosure to the market according to the applicable laws and regulations.

10.    Approval of the Acquisition by an Offeror's Shareholders Meeting

        10.1 The acquisition of the Company's control by the Offeror shall be submitted for approval, in an Offeror's shareholders meeting, according to Article 256 of the Corporation Law, and shall grant withdrawal rights solely to shareholders holders of preferred shares issued by the Offeror, as per Paragraph 2 of said Article 256, as such preferred shares meet the criteria for liquidity and dispersion according to the provisions of Item II of Article 137 of the Corporation Law.

11.    Other Information

        11.1    Access to the Notice, Valuation Reports and Shareholders List.    At the contact data for the Offeror, at the headquarters of the Company, at the Intermediary Institution, at CVM and at BOVESPA, there are copies of the Notice, the Valuation Report Retained by the Offeror and the list of the Company's shareholders, this last document as soon as made available by the Company according to Paragraph 4 of Article 10 of CVM Regulation 361 and only upon identification and execution of receipt by the interested parties. As soon as it is ready and made available to the Offeror, the Valuation Report Retained by the Company shall also be made available at the same contact information mentioned in this item 11.1.

S1-12

SADIA S.A.
Rua Fortunato Ferraz, 356, 2° andar, São Paulo, SP
www.sadia.com.br

BANCO ABN AMRO REAL S.A.
Avenida Paulista 1374, 3° andar, São Paulo, SP
www.bancoreal.com.br

COMISSÃO DE VALORES MOBILIÁRIOS
Rua Cincinato Braga, 340 - 2o, 3o e 4o andares São Paulo, SP
Rua Sete de Setembro, n° 111, 5° andar, "Centro de Consultas"—Rio de Janeiro, RJ
www.cvm.gov.br

BOLSA DE VALORES DE SÃO PAULO—BOVESPA
Rua XV de Novembro, n° 275—São Paulo, SP
www.bovespa.com.br

        11.2    Offeror's Obligations Fulfillment.    The Offeror's obligations described in the present Notice may be assigned to or fulfilled by other entities belonging to the Offeror's group, with its headquarters in Brazil or overseas, nevertheless the Offeror shall remain, in any case, responsible for such obligations before the shareholders which accept the Offer.

        11.3    Notice to Foreign Shareholders of the Company.    The Offer shall be performed according to Brazilian regulations. The Offer is extended to all shareholders of the Company, including shareholder residing abroad and the holders of American Depositary Receipts representative of the shares of the Company ("ADRs").

          11.3.1     In order to qualify for the Auction, holders of the Company's ADRs must obtain the shares underlying the ADRs, transfer the shares to an account at CLBC and have a Brazilian brokerage firm tender the shares in the Auction.

        11.4    Publicly Held Company Records.    As per the publicly available information, the Company's record before the CVM is duly updated and in accordance with the provisions of Article 21 of Law N. 6,385/76.

BANCO ABN AMRO REAL S.A.	SADIA S.A.

The Offeror will file a tender offer statement under cover of Schedule TO with the U.S. Securities and Exchange Commission. Shareholders not resident in Brazil are advised to read the tender offer statement, the offer to purchase and the other documents relating to the tender offer that are filed with the U.S. Securities and Exchange Commission when they become available because they will contain important information. Shareholders may obtain copies of these documents for free, when they become available, at the SEC's website at www.sec.gov or from the U.S. Information Agent to be appointed in connection with the tender offer.

S1-13

SCHEDULE 2 TO OFFER TO PURCHASE

Information About the Directors and Executive Officers of Sadia

        The following table sets forth the name and position of each director and executive officer of Sadia. The current business address of each person is at Rua Fortunato Ferraz, 365, Vila Anastacio, São Paulo, SP, 05093-901, Brazil, and the current business telephone number is (5511) 2113 3888, in each case except where otherwise indicated below. Each position set forth opposite an individual's name refers to a position with Sadia unless otherwise indicated. Each person is a citizen of the Federative Republic of Brazil.

Name	Positions Held	Principal Occupation and Business Experience
Walter Fontana Filho	Chairman	Chairman of the Board of Directors since April 2005, Chief Executive Officer from 1994 to 2005, with previous experience as Commercial Vice President Director and Domestic Commercial Director; undergraduate and graduate degree in Economics from Pontificia Universidade Católica, and a specialization in Business Marketing from Fundaçao Getúlio Vargas.
Eduardo Fontana d' Ávila	Vice Chairman
Vice Chairman of the Board of Directors and Member of the Board since 2005; Industrial Director until 2005; employee since 1977 (focused on industrial production); undergraduate degree in Engineering from Mackenzie University and a graduate degree in Business Administration from Fundaçao Getúlio Vargas.
Osório Henrique Furlan	Vice Chairman
Vice Chairman of the Board of Directors and Member of the board since 2002; first executive president; member of the São Paulo Commercial Association; former vice president of Transbrasil Airlines from 1964 to 1975; undergraduate degree in law from Faculdade de Direito Bragança Paulista.
Alcides Lopes Tápias	Member
Member of the Board of Directors since 2002; previous positions include Banco Bradesco's Executive Vice-President, President of FEBRABAN (Brazilian Bank Federation), member of the National Monetary Council, former Industry, Trade and Development Minister (July 2001); undergraduate degree in Business Administration from Universidade Mackenzie and a graduate degree in law from Faculdades Metropolitanas Unidas.

S2-1

Everaldo Nigro dos Santos	Member
Member of the Board of Directors since 2004; served as former Chief Executive Officer of Alcan Latin America from 1997 to 1999; undergraduate degree in engineering from Universidade Mackenzie and an MBA from the Centre d'tudes Industrielles.
Francisco Silverio Morales Cespede	Member
Member of the Board of Directors since 2004; Chief Financial Officer of São Paulo Alpargatas S.A.; Member of the Board of Directors of Santista Textil S.A.; former Chief Financial Officer and member of the board of directors of Monsanto do Brasil; undergraduate and graduate degree in Business Administration from Fundaçao Getúlio Vargas.
Jose Marcos Konder Comparato	Member
Member of the Board of Directors since 2006; President of the Fiscal Council of Itaúsa—Investimentos Itaú S.A.; former Executive Director of Banco Itaú S.A.; former Chief Executive Officer of Itaúsa Empreendimentos S.A.; undergraduate degree in Civil Engineering from Escola Politecnica—Universidade de São Paulo.
Luiza Helena Trajano Inácio Rodrigues	Member
Member of the Board of Directors since 2006; Chief Executive Officer of Magazine Luiza; Member of the Board of Directors of Grupo Algar; undergraduate degree in Business Administration and Law from Faculdade de Direito de Franca.
Norberto Fatio	Member
Member of the Board of Directors since 2004; commercial and marketing executive experience at Unilever, Danone, Bunge Alimentos, Kibon, Fleischmann Royal Nabisco and Sé Supermercados; undergraduate degree in Business Administration from Fundaçao Getúlio Vargas.
Romano Ancelmo Fontana Filho	Member
Member of the Board of Directors since 1994; previously served as Chairman of the Board and former IT and Human Resources Director from 1976 to 1994; undergraduate degree in Business Administration from Universidade Mackenzie.

S2-2

Vicente Falconi Campos	Member
Member of the Board of Directors since 2002; Brazilian Government consultant on the energy crisis management committee; Member of the Board of Directors of AMBEV; undergraduate degree in engineering from Universidade Federal de Minas Gerais and a PhD from Colorado School of Mines.
Gilberto Tomazoni	Chief Executive Officer
Previous experience within Sadia includes industrial, sales (local and foreign markets) and marketing areas; undergraduate degree in Engineering from Universidade Federal de Santa Catarina, graduate degree in Management Development from Fundaçao de Ensino do Desenvolvimento.
Adílson Serrano Silva	Human Resources and Management Director
Previous experience with human resources at Cofap, Eletroradiobrás, VASP and Linhas Corrente; undergraduate degree in Business Administration from Faculdade Senador Flaquer; graduate degree in Business Administration from Fundaçao Getúlio Vargas.
Alexandre de Campos	International Sales Director
Previous experience with foreign trade at General Electric and Perdigao; undergraduate degree in Business Administration from Faculdades Tibiriçá, graduate degree in Marketing from Escola Superior de Propaganda e Marketing.
Antonio Paulo Lazzaretti	Production and Products Technology Director
Former industrial director and manager for the Sadia; previously worked for Renner Hermann; undergraduate degree in Chemical Engineering from the Universidade Federal do Rio Grande do Sul, with a specialization in Business Administration from Fundaçao Candido Mendes.
Claudio Lemos Pinheiro	Controller, Administrative and Technology Director
Experience within Sadia includes the financial, IT and controlling areas; undergraduate degree in Business Administration from Universidade Católica de Pelotas, an extension in Business Administration from Universidade de São Paulo and an MBA from J. L. Kellogg Graduate School of Management.
Ernest Sícoli Petty	Purchasing Director
Previous experience in the food and agribusiness sectors at Pepsico, Cargill and Seara; undergraduate degree in Agriculture Engineering from Universidade de São Paulo and an Executive MBA in Business Administration from BSP/University of Toronto.

S2-3

Flávio Luis Fávero	Processed Products Production Director
Previous experience within Sadia as Total Quality Coordinator and Production Manager; undergraduate degree in Chemical Engineering from the Universidade do Sul and a graduate degree in Management Development from Universidade de Santa Catarina.
Flávio Riffel Schmidt	Investment Projects Director	Previous experience in the finance, planning and control departments at Sadia; undergraduate degree in Business Administration and Accounting from Universidade do Vale dos Sinos.
Gilberto Meirelles Xandó Baptista	Commercial—Domestic Market Director
Former Marketing Director of Sadia, with experience in the controlling, sales and marketing areas; undergraduate degree in Business Administration from Getúlio Vargas Foundation, with a specialization in Business Administration from CEAG-FGV and Universidade de São Paulo.
Guillermo Henderson Larrobla	International Sales Director
Previous experience with Seara Alimentos (Bunge Group); undergraduate degree in Mechanical Engineering from Universidade Federal do Rio Grande do Sul and a Marketing Management specialization from Universidade de Blumenau.
José Augusto Lima de Sá	Commercial—Export Director
More than 20 years of experience in foreign trade; former Chief Executive Officer and Chairman of Frangosul; holds an undergraduate degree in Business Administration from Fundaçao Getúlio Vargas with extension courses at Harvard and Wharton business schools.

S2-4

Luiz Gonzaga Murat Júnior	Chief Financial Officer and Director of Investor Relations
Formerly Chief Financial Officer, Controller and Market Relations Director at Perdigao S.A., Chief Financial Officer, Controller and Director of Market Relations at Bahia Sul Celulose S.A., General Manager of Finance and Administration and Controller at Suzano Feffer; Member of the Board of Directors of BrasilAgro; Member of the Board of Directors of Santher Fábrica de Papel; Member of the Board of Directors of ABRASCA—the Brazilian Association of Publicly-held Companies; Alternate Director of the industrial area of IBEF—the Brazilian Institute of Financial Executives; formerly Member of the Board of Directors of Laboratórios Fleury; degree in Business Administration from Fundaçao Getúlio Vargas and a post-graduate degree in Agricultural Economics from Stanford University.
Paulo Francisco Alexandre Striker	Logistics Director
Former trade marketing manager and brand management/strategic planning manager; undergraduate degree in Business Administration and Civil Engineering from Universidade Mackenzie and a specialization in Business Administration from JUSE Institute (Japan) and Fundaçao Dom Cabral.
Ricardo Fernando Thomas Fernandez	Grain Purchasing Director	Experience in grains and supply areas; undergraduate degree in business administration from Universidade do Oeste de Santa Catarina and specialization in enterprise management at Fundaçao Dom Cabral.
Roberto Banfi	International Sales Director
Previous experience includes working for Bonfiglioli—Cica, Cicatrade and Swift Armour as Director; formerly Marketing Manager and Coordinator for Mercosur in the sales area of RMB-Refinaçoes de Milho do Brasil; undergraduate degree in Accounting from H.E.C. Lausanne and an MBA from Stanford Business School.
Ronaldo Kobarg Müller	Poultry Production Director
Previous experience within Sadia as Total Quality Coordinator and Production Manager; undergraduate degree in Chemical Engineering from Fundaçao Educacional da Regiao de Blumenau; graduate degree in Management Development from Universidade Federal de Santa Catarina.

S2-5

Sérgio Carvalho Mandin Fonseca	Domestic Sales Director
Former retail director at the Martins Distribution company; previous experience at La Fonte Metalurgy and Souza Cruz Cigarette company; undergraduate degree in Production Engineering from Universidade de São Paulo and an MBA from the University of California.
Valmor Savoldi	Planning, Logistic and Supplies Director
Former experience within Sadia in areas including agriculture, production, poultry and pork processing, total quality and sales; undergraduate degree in Agricultural Engineering and a specialization in Management Development from Universidade Federal de Santa Catarina.

S2-6

SCHEDULE 3 TO OFFER TO PURCHASE

Parties to Sadia's Shareholders' Agreement Dated May 2, 2005

Shareholders	Number of Shares	% of Total Shares
Attilio Fontana Neto
Maria Aparecida Cunha Fontana
Sunflower Participações S.A.
Vania Cunha Fontana
Walter Fontana Filho

Total Group A Shareholders	36,288,961	14.12%

Eduardo Fontana d'Avila
Odylla Fontana d'Avila
Yara Fontana d'Avila
Zoé Silveira d'Avila
Daniel Boturão d'Avila
Felipe Boturão d'Avila

Total Group B Shareholders	15,464,788	6.02%

Alfredo Felipe Da Luz Sobrinho
Carla Maria Carvalho Fontana
Luiz Felipe Fontana Lisboa
André Fontana Carvalho
Maria Helena Luz Balsini
Olga Maria de Carvalho Luz
Ruth Maria Carvalho Luz Malzoni

Total Group C Shareholders	12,424,972	4.83%

Flávio Fontana Mincaroni
Itália Bordin Fontana
João Domingos Fontana
José Carlos Fontana
Marcelo Fontana
Maria Ap. Fontana Mincaroni
Mário Fontana
Oneida Maria Schnitzer Fontana
Romano Ancelmo Fontana Filho
Vera Lúcia Fontana

Total Group D Shareholders	22,305,558	8.68%

Marina Fontana
Odeon Antonio Fontana
Pedro Alberto Fontana
Renata Fontana Pusset
Roberto Pusset
Sandra Maria Fontana
Soely Machado Fontana

Total Group E Shareholders	8,838,254	3.44%

S3-1

Denilda Pereira Fontana
Espólio de Omar Fontana
Gustavo Fontana Striker
Henrique Fontana Striker
Maria Eugenia Pereira Fontana
Marise Pereira Fontana Cipriani
Valeria Pereira Fontana

Total Group F Shareholders	18,336,153	7.13%

Maria Terezinha Fontana dos Reis
Omar Fontana dos Reis
Raul Mena Barreto dos Reis
Simone Maria Fontana dos Reis
Tiago Guitián dos Reis

Total Group G Shareholders	23,073,447	8.98%

Total	136,732,133	53.20%

S3-2

        Any questions or requests for assistance or additional copies of this offer to purchase may be directed to the person listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

The Information Agent for the Offer is:

48 Wall Street
New York, New York 10005
Call Toll Free in the U.S.: 1-888-567-1626
Banks and Brokers Call: 1-212-269-5550

QuickLinks

TABLE OF CONTENTS
SUMMARY TERM SHEET
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
SADIA S.A.
SCHEDULE 1 TO OFFER TO PURCHASE
NOTICE OF TENDER OFFER FOR ACQUISITION OF SHARES ISSUED BY
PERDIGÃO S.A. Publicly Held Company CNPJ/MF N. 01.838.723/0001-27 ISIN Code BRPRGAACNOR4
ON ACCOUNT AND ORDER OF
SADIA S.A.
Shares Distribution
SCHEDULE 2 TO OFFER TO PURCHASE Information About the Directors and Executive Officers of Sadia
SCHEDULE 3 TO OFFER TO PURCHASE Parties to Sadia's Shareholders' Agreement Dated May 2, 2005